Exhibit 4.1
EXECUTION COPY

SMART MODULAR TECHNOLOGIES (WWH), INC.
Senior Secured Floating Rate Notes due 2012
INDENTURE
Dated as of March 28, 2005
U.S. BANK NATIONAL ASSOCIATION,
as Trustee

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Schedule I

Appendix A	—	Provisions Relating to Original Notes, Additional Notes, and Exchange Notes

Exhibit A	—	Form of Note

Exhibit B	—	Form of Supplemental Indenture
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          INDENTURE dated as of March 28, 2005, among SMART MODULAR TECHNOLOGIES (WWH), INC., an exempted company organized under the laws of the Cayman Islands (the “Company”), THE GUARANTORS PARTY HERETO (the “Guarantors”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).
          Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of (a) the Company’s Senior Secured Floating Rate Notes due 2012 issued on the date hereof (the “Original Notes”), (b) any Additional Notes (as defined herein) that may be issued on any Issue Date (all such Notes in clauses (a) and (b) being referred to collectively as the “Initial Notes”) and (c) if and when issued as provided in a Registration Rights Agreement (as defined in Appendix A hereto (the “Appendix”)), the Company’s Senior Secured Floating Rate Notes due 2012 (the “Exchange Notes”) issued in an Exchange Offer in exchange for any Initial Notes (the Initial Notes together with any Exchange Notes issued hereunder, the “Notes”). On the date hereof, $125,000,000 in aggregate principal amount of Notes will be issued. Subject to the conditions and in compliance with the covenants set forth herein, the Company may issue an unlimited aggregate principal amount of Additional Notes from time to time.
ARTICLE I
DEFINITIONS AND INCORPORATION BY REFERENCE
          SECTION 1.01 Definitions.
          “Acquired Debt” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
          “Additional Interest” means any additional interest payable under a Registration Rights Agreement.
          “Additional Notes” means any Senior Secured Floating Rate Notes due 2012, issued under the terms of this Indenture subsequent to the Closing Date.
          “Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
          “Asset Disposition” means any sale, lease (other than an operating lease), transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:
     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary;
     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;
           Notwithstanding the foregoing, the following items shall not be deemed to be Asset Dispositions:
     (A) a disposition by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;
     (B) an issuance of Capital Stock by a Subsidiary to the Company or to a Restricted Subsidiary;
     (C) for purposes of Section 4.06 only, a disposition that constitutes a Restricted Payment permitted by Section 4.04;
     (D) a disposition of assets with a Fair Market Value of less than $2.0 million;
     (E) a Sale/Leaseback Transaction with respect to any assets within 90 days of the acquisition of such assets;
     (F) a disposition of Cash Equivalents, the proceeds of which are used within five business days to make another Permitted Investment;
     (G) a disposition of obsolete, uneconomical, negligible, worn out or surplus property or equipment in the ordinary course of business and the periodic clearance of aged inventory;
     (H) any exchange of like-kind property of the type described in Section 1031 of the Code for use in a Permitted Business;
     (I) the sale or disposition of any assets or property received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;
     (J) the licensing of intellectual property in the ordinary course of business or in accordance with industry practice; and
     (K) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof.
           Notwithstanding the foregoing, the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by Section 4.08 and/or 5.01 and not by Section 4.06.
          “Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, determined in accordance with GAAP) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended or may be, at the option of the lessor, extended).
          “Authorized Agent” means that agent appointed by the Company upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or the Security Documents which may be instituted in any State or U.S. federal court in The City of New York and County of New York, by any Holder.
          “Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the number of years obtained by dividing:
     (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by
     (2) the then outstanding sum of all such payments.
          “Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for post-filing interest is allowed in such proceedings), reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.
          “Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of the Board of Directors of the Company.
          “Brazilian Guarantor” means each Guarantor that is or becomes a party to this Indenture that is organized under the laws of Brazil or a subdivision thereof.
          “Business Day” means each day which is not a Legal Holiday.
          “Capital Stock” of any Person means any and all shares, partnership, membership or other interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock (but excluding any debt securities convertible into such equity) and any rights to purchase, warrants, options or similar interests with respect to the foregoing.
          “Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.
          “Cash Equivalents” means any of the following:
     (1) United States dollars;
     (2) Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

     (3) certificates of deposit and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million;
     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;
     (5) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of the Company) with a rating, at the time as of which any investment therein is made, of “A-3” (or higher) according to Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. or “P-2” (or higher) according to Moody’s Investor Service, Inc. or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;
     (6) money market funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and
     (7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments in the ordinary course of business denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) of this definition (provided, that with respect to the items specified in clause (3) of this definition, such commercial bank has a capital and surplus of not less than $250.0 million, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary).
          “Cash Management Obligations” means with respect to any Person all obligations of such Person in respect of overdrafts and other liabilities owed to any other Person that arise from treasury, depositary, cash management or related services, including processing of electronic funds through clearing houses, and credit card, credit card processing, debit card and purchase card services.
          “Change of Control” means the occurrence of any of the following events:
     (1) prior to the first public offering of common stock of the Company, one or more of the Permitted Holders as a group cease to be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for the purposes of this clause (1) and clause (2) of this definition, a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of an issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, or any direct or indirect transfer of securities by the Company or otherwise (for purposes of this clause (1) and clause (2) of this definition, the Permitted Holders shall be deemed to beneficially own any Voting Stock of a Person (the “specified person”) held by any other Person (the “parent entity”) so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);
     (2) after the first public offering of common stock of the Company, any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more Permitted

Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by any Permitted Holder or otherwise;
     (3) during any period of two consecutive years, individuals who on the Issue Date constituted the board of directors of the Company (together with any new directors (A) whose election by such board of directors of the Company, or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) who were elected to the Board of Directors pursuant to the Modular L.L.C. Shareholder’s Agreement), cease for any reason to constitute a majority of the board of directors of the Company then in office;
     (4) the adoption of a plan relating to the liquidation or dissolution of the Company; or
     (5) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its Restricted Subsidiaries on a consolidated basis to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee or a Person controlling such surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee or a Person controlling such surviving Person or transferee.
          “Closing Date” means March 28, 2005.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Collateral” means all property and assets of the Company or any Guarantor with respect to which from time to time a Lien is granted as security for the Notes.
          “Collateral Agent” means the Trustee in its capacity as the “Collateral Agent” under and as defined in the Security Documents and any successor thereto in such capacity.
          “Collateral Subsidiaries” means the Domestic Subsidiaries and each Subsidiary of the Company organized under the laws of the Cayman Islands or the United Kingdom (or any subdivision thereof).
          “Commission” means the Securities and Exchange Commission.
          “Commodity Hedge Obligations” means with respect to any Person any commodity price protection agreement or other commodity price hedging arrangement or other similar agreement or arrangement as to which such Person is party.

          “Company” means the party named as such in the preamble of this Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the TIA, each other obligor on the indenture securities.
          “Consolidated Coverage Ratio” as of any date of determination means the ratio of:
     (1) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to
     (2) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:
     (A) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (in each case other than Indebtedness Incurred under any revolving credit facility, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;
     (B) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;
     (C) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebted-

ness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);
     (D) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and
     (E) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (C) or (D) of this definition if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.
          For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations shall reflect any pro forma expense and cost reductions attributable to such acquisitions, to the extent such expense and cost reduction would be permitted by the Commission to be reflected in pro forma financial statements included in a registration statement filed with the Commission.
          If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months).
          “Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating;
     (a) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries; and
     (b) all current maturities of long-term debt.
          “Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its Consolidated Restricted Subsidiaries, plus, to the extent Incurred by the Company or its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

     (1) interest expense attributable to Capitalized Lease Obligations and the imputed interest with respect to Attributable Debt;
     (2) amortization of debt discount;
     (3) capitalized interest;
     (4) commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;
     (5) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by the Company or any Restricted Subsidiary;
     (6) net payments associated with Hedging Obligations (including amortization of fees) (other than any such payments associated with the Bank Indebtedness, the Notes or the Exchange Notes; provided that in no event shall any amortization of deferred debt issuance costs be included in Consolidated Interest Expense);
     (7) dividends in respect of all Disqualified Stock (other than dividends payable in Capital Stock (other than Disqualified Stock) of the Company) of the Company and all Preferred Stock of any of the Restricted Subsidiaries of the Company, to the extent held by Persons other than the Company or another Restricted Subsidiary;
     (8) interest Incurred in connection with investments in discontinued operations; and
     (9) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.
          “Consolidated Net Income” means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period determined in accordance with GAAP; provided, however, that:
     (1) any net income of any Person (other than the Company), if such Person is not a Restricted Subsidiary, shall be excluded from such Consolidated Net Income, except that:
     (A) subject to the limitations contained in clause (4) of this definition, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to a Restricted Subsidiary, to the limitations contained in clause (3) of this definition) and
     (B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;
     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from such Consolidated Net Income;

     (3) any net income (or loss) of any Restricted Subsidiary, to the extent that the declaration of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, shall be excluded from such Consolidated Net Income except that:
     (A) subject to the limitations contained in clause (4) of this definition, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution made to another Restricted Subsidiary, to the limitation contained in this clause) and
     (B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;
     (4) any gain (or loss) realized upon the sale or other disposition of any asset of the Company or its Consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person shall be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);
     (5) any extraordinary gain or loss shall be excluded from such Consolidated Net Income;
     (6) the cumulative effect of a change in accounting principles shall be excluded from such Consolidated Net Income;
     (7) gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP shall be excluded from such Consolidated Net Income; and
     (8) any non-cash restructuring charges shall be excluded from such Consolidated Net Income.
          “Consolidated Net Tangible Assets” means Total Assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Restricted Subsidiaries, after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):
     (1) the excess of cost over Fair Market Value of assets or businesses acquired;
     (2) any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the issue date of the notes as a result of a change in the method of valuation in accordance with GAAP;

     (3) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;
     (4) minority interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;
     (5) treasury stock;
     (6) cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and
     (7) Investments in and assets of Unrestricted Subsidiaries.
          “Consolidation” means the consolidation of the amounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP consistently applied; provided, however, that “Consolidation” shall not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in an Unrestricted Subsidiary shall be accounted for as an investment. The term “Consolidated” has a correlative meaning.
          “Credit Agent” means Wells Fargo Foothill, Inc., in its capacity as administrative and collateral agent for the lenders party to the Credit Agreement or any successor thereto, or any Person otherwise designated the “Credit Agent” pursuant to the Intercreditor Agreement.
          “Credit Agreement” means the Amended and Restated Loan and Security Agreement dated the Closing Date among SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, SMART Modular Technologies (Puerto Rico) Inc., the other obligors party thereto, the lenders party thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent, and the Loan Documents (as defined therein), including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof (except to the extent that any such amendment, supplement, modification, extension, renewal, restatement or refunding would be prohibited by the terms of this Indenture, unless otherwise agreed to by the Holders of at least a majority in aggregate principal amount of notes at the time outstanding) and any indentures or credit facilities or commercial paper facilities or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation that replace, refund or refinance any part of the loans, notes, other credit facilities, commitments or other obligations thereunder (including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof) unless such agreement or instrument expressly provides that it is not intended to be and is not the Credit Agreement hereunder.
          “Credit Agreement Obligations” means (i) all Bank Indebtedness and all other Indebtedness outstanding under one or more First-Lien Credit Facilities that constitutes Permitted Debt or is otherwise permitted under Section 4.03 and is secured by a Permitted Lien described in clause (1) of the definition thereof (ii) all other obligations (not constituting Indebtedness) of the Company or Guarantor under the Credit Agreement or any such other First-Lien Credit Facility and (iii) all other obligations of the Company or any Guarantor in respect of Hedging Obligations, Commodity Hedge Obligations or Cash Management Obligations that are secured by common Collateral under the same collateral documents that secure obligations under the Credit Agreement or are designated by the Company to be “Credit Agreement Obligations” for purposes of this Indenture.
          “Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, or any debt securities or other form of debt financing or financial accommodation (including convertible or exchangeable debt instruments), in each case, as amended, supplemented, modified, extended, renewed, restated or refunded in whole or in part from time to time.
          “Currency Agreement” means with respect to any Person any foreign exchange contract, currency swap agreements or other similar agreement or arrangement to which such Person is a party.
          “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.
          “Discharge of Credit Agreement Obligations” means payment in full in cash of the principal of and interest and premium, if any, on all Indebtedness outstanding under the First-Lien Credit Facilities or, with respect to Hedging Obligations, Commodity Hedge Obligations or letters of credit outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with such First-Lien Credit Facility, in each case after or concurrently with termination of all commitments to extend credit thereunder, and payment in full in cash of any other Credit Agreement Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal, interest and premium, if any, are paid.
          “Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event:
     (1) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
     (2) is convertible or exchangeable for Indebtedness or Disqualified Stock or
     (3) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (1), (2) and (3), on or prior to 90 days after the Stated Maturity of the Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to the Stated Maturity of the Notes shall be deemed Disqualified Stock; provided further, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to 90 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the provisions of Sections 4.06 and 4.08; and provided further, however, that if Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

          “Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.
          “EBITDA” for any period means the Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:
     (1) provision for taxes based on income or profits of the Company and its Consolidated Restricted Subsidiaries;
     (2) Consolidated Interest Expense;
     (3) depreciation expense of the Company and its Consolidated Restricted Subsidiaries;
     (4) amortization expense (including amortization of goodwill and other intangibles) of the Company and its Consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period);
     (5) all other noncash expenses or losses of the Company and its Consolidated Restricted Subsidiaries for such period (including, but not limited to, such expenses or losses in connection with restructuring activities, whether incurred before or after the Issue Date, but excluding gains or losses due solely to fluctuations in currency values and tax effects according to GAAP), determined on a consolidated basis in accordance with GAAP;
     (6) any payments pursuant to the Financial Advisory Agreements; and
     (7) up to a maximum aggregate amount for all periods of $20.0 million of restructuring charges, payable in cash, taken in connection with any restructuring charges incurred subsequent to November 30, 2003, provided, such charges are reflected in the calculations pursuant to this clause (7) only in the period such charges are incurred;
and minus (x) all noncash items increasing Consolidated Net Income of such Person for such Period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and (y) any noncash outlays which relate to any noncash charge during any Period.
          Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and noncash charges of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended or similarly distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained) or is not, directly or indirectly, restricted by operation of the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders or other holders of its equity.
          “Equity Offering” means a primary offering of common stock of the Company, other than public offerings with respect to the Company’s common stock registered on Form S-8 and Form S-4.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Excluded Puerto Rico Assets” means, to the extent such property or assets are located in Puerto Rico and to the extent not permitted under applicable law, interests or claims under insurance policies, judgments, tort claims, tax refunds, tax refund claims or claims against governmental entities.
          “Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For all purposes of this Indenture, Fair Market Value will be determined in good faith by the Board of Directors, whose determination will be conclusive and evidenced by a resolution of the Board of Directors.
          “Financial Advisory Agreements” means collectively, (A) the letter agreement dated as of April 16, 2004 among SMART Modular Technologies, Inc., TPG Genpar III, L.P., TPG Genpar IV, L.P. and T3 Genpar II, L.P.; (B) the letter agreement dated as of April 16, 2004 between SMART Modular Technologies, Inc. and Francisco Partners, L.P.; and (C) the letter agreement dated as of April 16, 2004 between SMART Modular Technologies, Inc. and SCP Management Company, L.L.C., or, in each case, any amendment or replacement thereto (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date.
          “First-Lien Credit Facilities” means (x) the Credit Facilities provided pursuant to the Credit Agreement and (y) any other Credit Facility that, in the case of both clauses (x) and (y), is secured by a Permitted Lien described in clause (1) of the definition thereof and, except for the Credit Facilities provided pursuant to the existing senior bank facilities, is designated by the Company as a “First-Lien Credit Facility” for the purposes of this Indenture.
          “Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico.
          “GAAP” means generally accepted accounting principles in the United States of America as in effect on the Closing Date, including those set forth in:
     (1) the opinions and pronouncements of the Public Company Accounting Oversight Board;
     (2) statements and pronouncements of the Financial Accounting Standards Board;
     (3) such other statements by such other entities as approved by a significant segment of the accounting profession; and
     (4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.
All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

          “Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:
     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
     (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);
provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
          “Guarantor” means any Subsidiary that has issued a Note Guarantee.
          “Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.
          “Holder” means the Person in whose name a Note is registered on the Registrar’s books.
          “Incur” means, with respect to any Indebtedness or other obligation of any Person, to issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing immediately after the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. The accretion of principal of a non interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.
          “Indebtedness” means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clauses (3), (8) and (9) of this definition) would appear as a liability or, in the case of clause (6) only, Preferred Stock on the balance sheet of such Person, prepared in accordance with GAAP:
     (1) the principal amount of and premium (if any) in respect of indebtedness of such Person for borrowed money;
     (2) the principal amount of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);
     (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than twelve months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

     (5) all Capitalized Lease Obligations and all Attributable Debt in respect of Sale/Leaseback Transactions of such Person;
     (6) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);
     (7) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of:
     (A) the Fair Market Value of such asset at such date of determination and
     (B) the amount of such Indebtedness of such other Persons;
     (8) any Hedging Obligations of such Person; and
     (9) all obligations of the type referred to in clauses (1) through (8) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.
The amount of any Indebtedness outstanding as of any date shall be:
     (1) the accreted value thereof (together with any interest thereon that is more than 30 days past due), in the case of any Indebtedness that does not require current payments of interest;
     (2) the principal amount thereof, in the case of any other Indebtedness (except as set forth below) provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined pursuant to the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that such Indebtedness was incurred or, if such Indebtedness was incurred prior to the Closing Date, the Spot Rate in effect on the Closing Date;
     (3) the net termination value of any Hedging Obligations as of such date or, in the case of any Hedging Obligation permitted to be incurred pursuant to clause (7) of Permitted Debt, zero; and
     (4) in the case of any Indebtedness permitted to be incurred pursuant to clause (6) of Permitted Debt, zero.
          “Indenture” means this Indenture as amended or supplemented from time to time.
          “Indenture Documents” means (1) this Indenture, the Notes and the Security Documents and (2) any other related document or instrument executed and delivered pursuant to any Indenture Document described in clause (1) of this definition evidencing or governing Obligations.
          “Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Closing Date, between the Credit Agent and the Trustee, as amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

          “Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party.
          “Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extension of credit (including by way of Guarantee or similar arrangement but excluding commission, travel and similar advances to officers, consultants and employees made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; provided that an Investment by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of “Qualified Proceeds”
          For purposes of the definition of “Unrestricted Subsidiary” and Section 4.04;
   (1) “Investment” shall include the portion (proportionate to the Company’s Equity Interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
     (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less
     (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
   (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
          “Issue Date” means the date on which the notes are originally issued under this Indenture.
          “Legal Holiday” means a Saturday, Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York.
          “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
          “Modular L.L.C. Registration Rights Agreement” means the Registration Rights Agreement dated as of March 8, 2005 between the Company and Modular, L.L.C. or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date.

          “Modular L.L.C. Shareholders’ Agreement” means the Shareholders’ Agreement dated as of March 8, 2005 between the Company and Modular, L.L.C. and the other parties named therein or any amendment or replacement thereto or any transaction contemplated thereby (including pursuant to any amendment or replacement thereto) so long as any such amendment or replacement agreement is not more disadvantageous to the Holders of notes in any material respect than the original agreement as in effect on the Closing Date.
          “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of:
     (1) all direct costs relating to such Asset Disposition, including all legal, title, accounting and investment banking fees, and recording tax expenses, sales and other commissions and other fees and relocation expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP;
     (2) all payments made on any Indebtedness that (x) is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or (y) must, by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;
     (3) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition; and
     (4) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition until such time as that reserve is reversed in which case Net Available Cash shall include the amount of the reserve so reversed.
          “Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
          “Non-Recourse Debt” means Indebtedness,
     (1) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
     (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by the Company to secure debt of that Unrestricted Subsidiary) or assets of the Company or any of its Restricted Subsidiaries;
provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions (and any related right of recourse) contained in a guarantee thereof by the Company or any of its Restricted Subsidiaries if the Company or that Restricted Subsidiary was otherwise permitted to incur that guarantee pursuant to this Indenture.
          “Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of this Indenture.
          “Obligations” means all obligations of the Company and the Guarantors under this Indenture, the Notes and the other Indenture Documents, including obligations to the Trustee and the Collateral Agent, whether for payment of principal of, interest, including Additional Interest, if any, on the Notes and all other monetary obligations of the Company and the Guarantors under this Indenture, the Notes and the other Indenture Documents, whether for fees, expenses, indemnification or otherwise.
          “Offering Memorandum” means the offering memorandum relating to the issuance of the Original Notes dated March 22, 2005.
          “Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary of the Company.
          “Officer’s Certificate” means a certificate signed by an Officer of each Person issuing such certificate.
          “Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company, a Guarantor or the Trustee.
          “Permitted Business” means any business engaged in by the Company or any Restricted Subsidiary on the Issue Date and any Related Business.
          “Permitted Debt” has the meaning set forth in Section 4.03.
          “Permitted Holders” means the Sponsors and their Affiliates and any successors thereto.
          “Permitted Investment” means an Investment by the Company or any Restricted Subsidiary:
     (1) in the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Permitted Business;
     (2) in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary;
     (3) in cash or Cash Equivalents;

     (4) in receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;
     (5) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
     (6) in loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $2.0 million in the aggregate outstanding at any one time;
     (7) in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;
     (8) in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Disposition that was made pursuant to and in compliance with Section 4.06;
     (9) that constitutes a Hedging Obligation or commodity hedging arrangement entered into for bona fide hedging purposes of the Company in the ordinary course of business and otherwise in accordance with this Indenture;
     (10) in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;
     (11) acquired as a result of a foreclosure by the Company or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
     (12) existing as of the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional advances, contributions or other investments of cash or property or other increases thereof unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);
     (13) consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and otherwise in accordance with this Indenture;
     (14) consisting of Guarantees of Indebtedness or intercompany Indebtedness permitted under Section 4.03;
     (15) the consideration for which consists solely of Capital Stock other than Disqualified Stock of the Company; and

     (16) so long as no Default shall have occurred and be continuing (or result therefrom), in any Person engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (16) that are at the time outstanding (and measured on the date made and without giving effect to subsequent changes in value), not to exceed $20.0 million.
          “Permitted Liens” means any of the following Liens:
     (1) Liens upon any property of the Company or any Restricted Subsidiary securing any Indebtedness permitted to be incurred under Section 4.03(b)(l) and all other obligations of the Company or any Restricted Subsidiary in respect of such Indebtedness not constituting Indebtedness;
     (2) Liens securing the Notes and the Note Guarantees;
     (3) Liens in favor of the Company or any Restricted Subsidiary;
     (4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with or acquired by the Company or any Restricted Subsidiary; provided that such Liens were not Incurred in contemplation of such merger or consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with or acquired by the Company or the Restricted Subsidiary;
     (5) Liens on property existing at the time of acquisition of the property by the Company of any Restricted Subsidiary; provided that such Liens were not Incurred in contemplation of such acquisition;
     (6) Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by Section 4.03(b)(8) covering only the assets acquired with such Indebtedness or additions or improvements to such assets;
     (7) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
     (8) Liens incurred in the ordinary course of business including, without limitation, judgment and attachment liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding and that are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business, not evidenced by a note and not past due);
     (9) Liens incurred in connection with Refinancing Indebtedness, but only if such Liens extend to no more assets than the Liens securing the Indebtedness being refinanced;
     (10) Liens securing Hedging Obligations, Commodity Hedge Obligations or Cash Management Obligations;

     (11) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like Liens (including contractual landlords liens) arising in the ordinary course of business and with respect to amounts not yet delinquent by more than 180 days or being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;
     (12) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;
     (13) easements, zoning restrictions, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;
     (14) Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
     (15) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and the property relating to such letters of credit and products and proceeds thereof,
     (16) any interest or title of a lessor in the property subject to any lease or arising from filing UCC financing statements regarding leases;
     (17) judgment Liens in respect of judgments that do not constitute an Event of Default;
     (18) Liens existing on the Issue Date;
     (19) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligation of a like nature incurred in the ordinary course of business;
     (20) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights;
     (21) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary; and
     (22) Liens securing Indebtedness or obligations that is permitted by the terms of this Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $10.0 million.
          “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

          “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.
          “Purchase Money Indebtedness” means Indebtedness:
     (1) consisting of the deferred purchase price of an asset, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed; and
     (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of all or a portion of such asset, including additions and improvements;
provided, however, that such Indebtedness is Incurred within 180 days after the acquisition by the Company or such Restricted Subsidiary of such asset or the relevant addition or improvement.
          “Qualified Proceeds” means any of the following or any combination of the following: (1) cash, (2) Cash Equivalents, (3) the Fair Market Value of assets that are used or useful in the Permitted Business and (4) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of the Company of such Capital Stock, (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary.
          “Redeemable Preferred Stock” means the Series A Redeemable Preferred Stock, par value $0.0001 per share, of the Company.
          “Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” shall have a correlative meaning.
          “Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:
     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,
     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced,
     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced and

     (4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;
provided further, however, that Refinancing Indebtedness shall not include:
     (A) Indebtedness of a Restricted Subsidiary that is not a Guarantor that Refinances Indebtedness of the Company or a Guarantor; or
     (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.
          “Related Business” means any business related, ancillary or complementary to any of the businesses of the Company and the Restricted Subsidiaries on the Issue Date.
          “Representative” means the trustee, agent or representative (if any) for an issue of senior Indebtedness.
          “Restricted Subsidiary” means any direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.
          “Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly-Owned Subsidiary or between Wholly-Owned Subsidiaries.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Agreements” means the documents set forth on Schedule I and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Trustee executed and delivered on or prior to the date of this Indenture.
          “Security Documents” means, collectively, the Security Agreements, the Intercreditor Agreement and all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any Security Interests in favor of the Trustee, for the benefit of the trustee and the holders of the secured notes, in all or any portion of the Collateral, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.
          “Security Interests” means the Liens on the Collateral created by the Security Documents in favor of the Credit Agent for the benefit of, on a first priority basis, the Lender Group and the Bank Product Providers (as each term is defined in the Credit Agreement) or the Trustee, as the case may be, on a second priority basis, for the benefit of the Trustee and the Holders.
          “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of either clause (1) or (2) of Article 1 Rule 1-02(w) under Regulation S-X promulgated by the Commission pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

          “Sponsors” means TPG Partners III, L.P., Francisco Partners GP, LLC and Shah Capital Partners, L.P.
          “Spot Rate” means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.
          “Stated Maturity” means, with respect to any Indebtedness, the date specified in such security as the fixed date on which the final payment of principal of such security was scheduled to be paid in the original documentation governing such Indebtedness, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).
          “Subordinated Indebtedness” means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes pursuant to a written agreement. “Subordinated Indebtedness” of a Guarantor has a correlative meaning.
          “Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by:
     (1) such Person;
     (2) such Person and one or more Subsidiaries of such Person; or
     (3) one or more Subsidiaries of such Person.
          “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.
          “Total Assets” means, with respect to any date of determination, the Company’s total consolidated assets shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.
          “Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
          “Trust Officer” means any vice president, assistant vice president or trust officer of the Trustee assigned by the Trustee to administer its corporate trust matters.
          “Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it and, thereafter, means the successor.
          “Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

          “Unrestricted Subsidiary” means:
     (1) (A) SMART Modular Technologies (Deutschland) GmbH and (B) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in accordance with this Indenture and
     (2) any Subsidiary of an Unrestricted Subsidiary.
          The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary but only to the extent that the Subsidiary to be so designated has total Consolidated assets of $1,000 or less or, if such Subsidiary has Consolidated assets greater than $1,000, then such designation would be permitted under Section 4.04.
          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:
     (x) the Company could Incur $1.00 of additional Indebtedness under Section 4.03(a) and
     (y) no Default shall have occurred and be continuing.
          Any such designation of a Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.
          “US. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
          “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled at the time to vote in the election of directors, managers or trustees thereof.
          “Wholly-Owned Subsidiary” means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly-Owned Subsidiary.
          SECTION 1.02 Other Definitions. The following terms have the definitions set forth in the Sections listed below.

Term	Defined in Section
“Additional Amounts”	4.16
“Affiliate Transaction”	4.07(a)
“Appendix”	Preamble
“Bankruptcy Law”	6.01
“Change of Control Offer”	4.08(b)
“covenant defeasance option”	8.01(b)

Term	Defined in Section
“cross acceleration provision”	6.01(6)
“Custodian”	6.01
“Definitive Note”	Appendix
“Event of Default”	6.01
“Excess Proceeds”	4.06(b)
“Exchange Offer”	Appendix
“Exchange Notes”	Preamble
“Global Notes”	Appendix
“Guaranteed Obligations”	11.01
“incorporated provision”	12.01
“Initial Notes”	Preamble
“judgment default provision”	6.01(9)
“legal defeasance option”	8.01(b)
“Legal Holiday”	12.08
“Net Available Cash Offer Payment Date”	4.06(a)
“Notes”	Preamble
“Notice of Default”	6.01
“Offer”	4.06(c)(l)
“Offer Amount”	4.06(c)(2)
“Offer Period”	4.06(c)(l)
“Original Notes”	Preamble
“Notes Custodian”	Appendix
“Paying Agent”	2.04
“Permitted Debt”	4.03(b)
“protected purchaser”	2.08
“Purchase Date”	4.06(c)(2)
“Registrar”	2.04
“Registration Rights Agreement”	Appendix
“Required Information”	4.02
“Restricted Payment”	4.04(a)
“Successor Company”	5.01(a)
“Taxing Jurisdiction”	4.16
          SECTION 1.03 Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. The following TIA terms have the following meanings:
          “Commission” means the Commission.
          “indenture securities” means the Notes and the Note Guarantees.
          “indenture security holder” means a Holder.
          “indenture to be qualified” means this Indenture.
          “indenture trustee” or “institutional trustee” means the Trustee.
          “obligor” on the indenture securities means the Company, the Guarantors and any other obligor on the indenture securities.

          All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule have the meanings assigned to them by such definitions.
          SECTION 1.04 Rules of Construction. Unless the context otherwise requires:
     (a) a term has the meaning assigned to it;
     (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;
     (c) “or” is not exclusive;
     (d) “including” means including without limitation;
     (e) words in the singular include the plural and words in the plural include the singular and
     (f) references to sections of rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time.
ARTICLE II
THE NOTES
          SECTION 2.01 Amount of Notes; Issuable in Series. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Notes may be issued in one or more series. All Notes of any one series shall be substantially identical except as to denomination. With respect to any Additional Notes issued after the Closing Date (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 2.07, 2.08, 2.09, 2.10 or 3.06 or the Appendix), there shall be (a) established in or pursuant to a resolution of the Board of Directors and (b) (i) set forth or determined in the manner provided in an Officer’s Certificate or (ii) established in one or more indentures supplemental hereto, prior to the issuance of such Additional Notes:
     (1) whether such Additional Notes shall be issued as part of a new or existing series of Notes and the title of such Additional Notes (which shall distinguish the Additional Notes of the series from Notes of any other series);
     (2) the aggregate principal amount of such Additional Notes which may be authenticated and delivered under this Indenture, which may be in an unlimited aggregate principal amount;
     (3) the issue price and issuance date of such Additional Notes, including the date from which interest on such Additional Notes shall accrue; provided, however, that Additional Notes may be issued only if they are fungible with the other Notes issued under this Indenture for U.S. federal income tax purposes; and

     (4) if applicable, that such Additional Notes shall be issuable in whole or in part in the form of one or more Global Notes and, in such case, the respective depositaries for such Global Notes, the form of any legend or legends which shall be borne by such Global Notes in addition to or in lieu of those set forth in Exhibit A hereto and any circumstances in addition to or in lieu of those set forth in Section 2.3 of the Appendix in which any such Global Note may be exchanged in whole or in part for Additional Notes registered, or any transfer of such Global Note in whole or in part may be registered, in the name or names of Persons other than the depositary for such Global Note or a nominee thereof.
          If any of the terms of any Additional Notes are established by action taken pursuant to a resolution of the Board of Directors, a copy of an appropriate record of such action shall be certified by the Secretary or any Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate or the indenture supplemental hereto setting forth the terms of the Additional Notes.
          SECTION 2.02 Form and Dating. Provisions relating to the Original Notes, the Additional Notes and the Exchange Notes are set forth in the Appendix, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company or any Guarantor are subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Note shall be dated the date of its authentication. The Notes shall be issuable only in registered form without interest coupons and only in denominations of $1,000 and integral multiples thereof.
          SECTION 2.03 Execution and Authentication. One Officer shall sign the Notes for the Company by manual or facsimile signature. If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless. A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture. The Trustee shall authenticate and make available for delivery Notes as set forth in the Appendix. The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument signed by a Trust Officer, a copy of which shall be furnished to the Company. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.
          SECTION 2.04 Registrar and Paying. (a) The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent, and the term “Registrar” includes any co-registrars. The Company initially appoints the Trustee as (1) Registrar and Paying Agent in connection with the Notes and (2) the Notes Custodian with respect to the Global Notes.
          (b) The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07. The Company or any of its domestically organized Wholly-Owned Subsidiaries may act as Paying Agent or Registrar.
          (c) The Company may remove any Registrar or Paying Agent upon written notice to such Registrar or Paying Agent and to the Trustee; provided, however, that no such removal shall become effective until (1) acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Company and such successor Registrar or Paying Agent, as the case may be, and delivered to the Trustee or (2) notification to the Trustee that the Trustee shall serve as Registrar or Paying Agent until the appointment of a successor in accordance with clause (1) of this Section 2.04(c). The Registrar or Paying Agent may resign at any time upon written notice to the Company and the Trustee.
          SECTION 2.05 Paying Agent To Hold Money in Trust. Prior to each due date of the principal of and interest, including Additional Interest, if any, on any Note, the Company shall deposit with the Paying Agent (or if either of the Company or a Subsidiary of the Company is acting as Paying Agent, segregate and hold in trust for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Notes, shall notify the Trustee of any default by the Company in making any such payment. If either of the Company or a Subsidiary of the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.
          SECTION 2.06 Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish, or cause the Registrar to furnish, to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.
          SECTION 2.07 Transfer and Exchange. The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with the Appendix. When a Note is presented to the Registrar with a request to register a transfer, the Registrar shall register the transfer as requested if its requirements therefor are met. When Notes are presented to the Registrar with a request to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall make the exchange as requested if the same requirements are met. To permit registration of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Notes at the Registrar’s request. The Company may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section. The Company shall not be required to make and the Registrar need not register transfers or exchanges of Notes selected for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed) or any Notes for a period of 15 days before a selection of Notes to be redeemed.

          Prior to the due presentation for registration of transfer of any Note, the Company, the Guarantors, the Trustee, the Paying Agent, and the Registrar may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to paragraph 2 of the Notes) interest, if any, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, any Guarantor, the Trustee, the Paying Agent, or the Registrar shall be affected by notice to the contrary. Any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interest in such Global Note may be effected only through a book-entry system maintained by (a) the Holder of such Global Note (or its agent) or (b) any Holder of a beneficial interest in such Global Note, and that ownership of a beneficial interest in such Global Note shall be required to be reflected in a book entry. All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture will evidence the same debt and will be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
          SECTION 2.08 Replacement Notes. If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or stolen, the Company shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after he has notice of such loss, destruction or wrongful taking and the Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Trustee to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note. In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company in their discretion may pay such Note instead of issuing a new Note in replacement thereof. Every replacement Note is an additional obligation of the Company. Upon the issuance of any replacement Note under this Section 2.08, the Company may require payment of a sum sufficient to payable taxes, assessments or other governmental charges that may be imposed in connection therewith. The provisions of this Section 2.08 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.
          SECTION 2.09 Outstanding Notes. Notes outstanding at any time are all authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. Subject to Section 12.06, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note. If a Note is replaced pursuant to Section 2.08, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Note is held by a protected purchaser. If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal and interest, including Additional Interest, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.
          SECTION 2.10 Temporary Notes. In the event that Definitive Notes are to be issued under the terms of this Indenture, until such Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary

Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes upon surrender of such temporary Notes at the office or agency of the Company, without charge to the Holder.
          SECTION 2.11 Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures or deliver canceled Notes to the Company pursuant to written direction by an Officer. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation. The Trustee shall not authenticate Notes in place of canceled Notes other than pursuant to the terms of this Indenture.
          SECTION 2.12 Defaulted Interest. If the Company defaults in a payment of interest on the Notes, the Company shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date to the reasonable satisfaction of the Trustee and shall promptly mail or cause to be mailed to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.
          SECTION 2.13 “CUSIP” and “ISIN” Numbers. The Company in issuing the Notes may use “CUSIP” and “ISIN” numbers (if then generally in use) and, if so, the Trustee shall use “CUSIP” and “ISIN” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.
          SECTION 2.14 Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.
ARTICLE III
REDEMPTION
          SECTION 3.01 Notices to Trustee. If the Company elects to redeem Notes pursuant to paragraph 5 of the Notes, it shall notify the Trustee in writing of the redemption date and the principal amount of Notes to be redeemed. The Company shall give each notice to the Trustee provided for in this Section at least 45 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be canceled at any time prior to notice of such redemption being mailed to any Holder and shall thereby be void and of no effect.
          SECTION 3.02 Selection of Notes To Be Redeemed. If fewer than all the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) pro rata or by lot or by a method that the Trustee in its sole discretion shall deem to be fair and appropriate. The Trustee shall make the selection from outstanding Notes not previously called for redemption. The Trustee may select for redemption portions of the principal of Notes that have denominations larger than $1 ,000. Notes and portions of them the Trustee selects shall be in amounts of $1,000 or a whole multiple of $1,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Company promptly of the Notes or portions of Notes to be redeemed.
          SECTION 3.03 Notice of Redemption. (a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Company shall mail a notice of redemption by first-class mail to each Holder of Notes to be redeemed at such Holder’s registered address. The notice shall identify the Notes to be redeemed and shall state:
     (i) the redemption date;
     (ii) the redemption price and the amount of accrued interest to the redemption date;
     (iii) the name and address of the Paying Agent;
     (iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;
     (v) if fewer than all the outstanding Notes are to be redeemed, the certificate numbers and principal amounts of the particular Notes to be redeemed;
     (vi) that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes (or portion thereof) called for redemption ceases to accrue on and after the redemption date;
     (vii) the CUSIP or ISIN number, if any, printed on the Notes being redeemed; and
     (viii) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.
          (b) At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03.
          SECTION 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed, Notes called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Notes shall be paid at the redemption price stated in the notice, plus accrued interest, including Additional Interest, if any, to the redemption date; provided, however, that if the redemption date is after a regular record date and on or prior to the related interest payment date, the accrued interest and Additional Interest, if any, shall be payable to the Holder of the redeemed Notes registered on the relevant record date. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.
          SECTION 3.05 Deposit of Redemption Price. Prior to 10:00 a.m. on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest, including Additional Interest, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have been delivered by the Company to the Trustee for cancellation. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest, including Additional Interest, if any, on the Notes to be redeemed, unless the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture. The Paying Agent shall promptly return to the Company upon written request any money deposited with the Paying Agent by the Company that is in excess of the amounts necessary to pay the redemption price of and accrued interest, including Additional Interest, if any, on all Notes to be redeemed.
          SECTION 3.06 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered.
ARTICLE IV
COVENANTS
          SECTION 4.01 Payment of Notes. The Company shall promptly pay the principal of and interest, including Additional Interest, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal and interest, including Additional Interest, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture. The Company shall pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful. Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent they are required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.
          SECTION 4.02 Commission Reports. (a) The Company shall furnish to the Holders:
     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file those Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and
     (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file those reports, in each case, within the time periods specified in the Commission’s rules and regulations.
          (b) In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required rules and regulations of the Commission, the Company will file a copy of all that information and reports referred to in Section 4.02(a)(l) and (2) (the “Required Information”) with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.
          (c) In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule l44A(d)(4) under the Securities Act. The Company also shall comply with the other provisions of TIA Section 314(a).
          SECTION 4.03 Limitation on Incurrence of Additional Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company or any Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio would be greater than 2.25:1.
          (b) Notwithstanding the foregoing paragraph (a), the Company and, to the extent specified, its Restricted Subsidiaries may Incur the following Indebtedness (collectively, the “Permitted Debt”):
     (1) Bank Indebtedness of the Company or any Guarantor in an aggregate principal amount outstanding at any time not to exceed $50.0 million less the aggregate amount of Indebtedness permanently repaid under Section 4.06;
     (2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any other Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the issuer thereof, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Guarantor is the obligor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Guarantor;
     (3) Indebtedness outstanding on the Issue Date (including the Indebtedness represented by the Notes and this Indenture and Guarantees thereof by the Restricted Subsidiaries and other than the Indebtedness described in clause (2) of this Section 4.03(b));
     (4) Indebtedness consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness described in Section 4.03(a) and in clause (3), (5), (11) or this clause (4) of this Section 4.03(b);
     (5) Indebtedness consisting of Guarantees of (A) any Indebtedness permitted under Section 4.03(a), so long as the Person providing the Guarantee is a Guarantor or (B) any Indebtedness permitted under this Section 4.03(b);
     (6) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of worker’s compensation claims, self insurance obligations, performance bonds, bankers’ acceptances, letters of credit, surety, bid, appeal or similar bonds and completion guarantees provided by the Company and the Restricted Subsidiaries in the ordinary course of their business; provided, however, that upon the drawing of letters of credit for reimbursement obligations, including with respect to workers’ compensation claims, or the Incurrence of other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, such obligations are reimbursed within 60 days following such drawing or Incurrence;

     (7) Indebtedness under Interest Rate Agreements and Currency Agreements entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary in the ordinary course of business;
     (8) Purchase Money Indebtedness, mortgage financings and Capitalized Lease Obligations Incurred by the Company or any Restricted Subsidiary for the purpose of financing all or any part of the purchase price, lease or cost of construction or improvement of property (real or personal), plant or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) (and Refinancing Indebtedness Incurred in respect of such Indebtedness) in an aggregate principal amount not in excess of the greater of (x) $15.0 million and (y) 10% of Consolidated Net Tangible Assets (measured at Incurrence of such Indebtedness), in each case at any one time outstanding;
     (9) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of Incurrence;
     (10) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));
     (11) the Incurrence by the Company or any of its Restricted Subsidiaries of Acquired Debt; provided, however, that (A) the Company has a Consolidated Coverage Ratio immediately prior to such Incurrence of at least 1:1 and (B) the Company would have a higher Consolidated Coverage Ratio immediately after giving effect to such Incurrence than the Consolidated Coverage Ratio immediately prior to such Incurrence;
     (12) Indebtedness of Foreign Subsidiaries Incurred to finance the working capital of such Foreign Subsidiaries in an aggregate principal amount that does not exceed $5.0 million at any one time outstanding; and
     (13) Indebtedness of the Company or any Guarantor in an aggregate principal amount (or accreted value, as applicable) that, when added to all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed $25.0 million.
          (c) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies. For purposes of determining compliance with this Section 4.03:

     (1) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the Issue Date shall be treated as Incurred pursuant to Section 4.03(b)(l);
     (2) Indebtedness permitted by this Section 4.03 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.
     (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.03, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and
     (4) the aggregate amount of any Indebtedness Guaranteed pursuant to Section 4.03(b)(5) will be included in the calculation of Indebtedness but the corresponding amount of the Guarantee will not be so included.
          (d) Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.03.
          (e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that (1) the U.S. dollar-equivalent principal amount of any such Indebtedness outstanding or committed on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, and (2) if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced. The principal amount of any Indebtedness Incurred to Refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.
          SECTION 4.04 Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to:
     (1) declare or pay any dividend or make any distribution on or in respect of the Company’s or any Restricted Subsidiary’s Capital Stock (including any payment in connection with any merger or consolidation) or similar payment to the direct or indirect holders of its Capital Stock except dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and except dividends or distributions payable to the Company or another Restricted Subsidiary (and, if such Restricted Subsidiary has shareholders other than the Company or other Restricted Subsidiaries, to its other shareholders on a pro rata basis);

     (2) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, other than the making of a Permitted Investment;
     (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness (A) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition or (B) Subordinated Indebtedness consisting of intercompany Indebtedness permitted under Section 4.03; or
     (4) make any Investment (other than a Permitted Investment) in any Person, (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment described in and not excluded from clauses (1) through (4) of Section 4.03(a) being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:
     (A) a Default shall have occurred and be continuing (or would result therefrom);
     (B) the Company could not Incur at least $1.00 of additional Indebtedness under Section 4.03(a); or
     (C) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date would exceed the sum of (without duplication):
     (i) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are available ending prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);
     (ii) 100% of the sum of (A) the aggregate Qualified Proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to (x) a Subsidiary of the Company or (y) an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries) and (B) up to $10.0 million of the Fair Market Value of property (other than cash) constituting Cash Equivalents or a Permitted Business received by the Company or a Restricted Subsidiary subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property received from a Subsidiary of the Company);

     (iii) 100% of the aggregate Qualified Proceeds received by the Company from the issuance or sale of debt securities of the Company or Disqualified Stock of the Company that after the Issue Date have been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company (other than an issuance or sale to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries) less the amount of any cash or the Fair Market Value of any property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange; provided, however, that no amount will be included in this clause (iii) to the extent it is already included in Consolidated Net Income;
     (iv) in the case of any Investment by the Company or any Restricted Subsidiary (other than any Permitted Investment) made after the Issue Date, the disposition of such Investment by, or repayment of such Investment to, the Company or a Restricted Subsidiary or the receipt by the Company or any Restricted Subsidiary of any dividends or distributions from such Investment, in an aggregate amount equal to the lesser of (x) the aggregate amount of such Investment treated as a Restricted Payment pursuant to clause (4) of Section 4.04(a) and (y) the aggregate amount in cash received by the Company or any Restricted Subsidiary upon such disposition, repayment, dividend or distribution; provided, however, that no amount will be included in this clause (iv) to the extent it is already included in Consolidated Net Income;
     (v) in the event the Company or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount equal to the Company’s or any Restricted Subsidiary’s existing Investment in such Person that was previously treated as a Restricted Payment pursuant to clause (4) of Section 4.04(a); and
     (vi) the amount equal to the sum of (x) the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of dividends, repayments of the principal of loans or advances or other transfers of assets to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries and (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is redesignated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and treated as a Restricted Payment pursuant to clause (4) of Section 4.04(a).
     (b) The provisions of Section 4.04(a) shall not prohibit:
     (1) any purchase, repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, other Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to the Company or any of its Subsidiaries or Indebtedness Guaranteed by the Company or any of its Subsidiaries); provided, however, that the Net Cash Proceeds from such sale applied in the manner set forth in this clause (1) will be excluded from the calculation of amounts under Section 4.03(a)(C)(ii).
     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Restricted Subsidiary made by, exchanged for, or out of the proceeds of, the substantially concurrent sale of, Indebtedness that is permitted to be Incurred pursuant to Section 4.03(b)(4): provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded from the calculation of the amount of Restricted Payments;
     (3) the repurchase, redemption or other acquisition or retirement for value of Disqualified Stock of the Company or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Company or any Restricted Subsidiary that is permitted to be Incurred pursuant to Section 4.03;
     (4) any purchase or redemption of Subordinated Indebtedness from Net Available Cash to the extent permitted by Section 4.06;
     (5) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Notes pursuant to Section 4.08 (including the purchase of the Notes tendered), any purchase or redemption of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount thereof, plus any accrued and unpaid interest; provided, however, that at the time of such purchase, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
     (6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this Section 4.04;
     (7) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, consultants, former consultants, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, consultants, former consultants, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any calendar year;
     (8) the declaration and payment of any dividend (or the making of any similar distribution or redemption) to the holders of any class or series of Disqualified Stock of the Company or a Guarantor issued or Incurred after the Issue Date in accordance with the covenant described under Section 4.03; provided, that no Default or Event of Default shall have occurred and be continuing immediately after making such declaration or payment; or

     (9) payments and transactions in connection with
     (A) the Financial Advisory Agreements; provided, however, that a one-time payment representing the present value of all future payments thereunder shall be permitted and
     (B) application of the proceeds of this offering and the Credit Agreement (including the redemption of Redeemable Preferred Stock), and the payment of fees and expenses with respect thereto;
     (10) the pledge by the Company of the Capital Stock of an Unrestricted Subsidiary of the Company to secure Non-Recourse Debt of that Unrestricted Subsidiary;
     (11) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of any Restricted Subsidiary issued after the date of the indenture, provided, that the aggregate price paid for any such repurchased, redeemed, acquired or retired Capital Stock shall not exceed the sum of:
     (A) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and
     (B) any accrued dividends thereon the payment of which would be permitted pursuant to clause (8) of this Section 4.04(b);
     (12) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;
     (13) any payment, distribution or dividend to pay taxes, franchise taxes and other fees to maintain the Company’s or any Restricted Subsidiary’s existence;
     (14) payments not to exceed $200,000 in the aggregate solely to enable the Company to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock; and
     (15) other Restricted Payments in an aggregate amount not to exceed $15.0 million;
provided, however, that each of the foregoing (other than Sections 4.04(b)(6) and 4.04(b)(9)(a)) shall be excluded from calculation of Restricted Payments.
          SECTION 4.05 Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (1) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any of its Restricted Subsidiaries;
     (2) make any loans or advances to the Company or any of its Restricted Subsidiaries; or

     (3) transfer any of its property or assets to the Company or any of its Restricted Subsidiaries, except:
     (A) any encumbrance or restriction pursuant to applicable law, regulation, order or an agreement in effect at or entered into on the Issue Date;
     (B) the Credit Agreement, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the restrictions contained in any amendment, modification, restatement renewal, increase, supplement, refunding, replacement or refinancing of the Credit Agreement are, in the good faith judgment of the Board of Directors, not materially less favorable, taken as a whole, to the Holders than those contained in the Credit Agreement;
     (C) this Indenture, the Notes, the Guarantees and/or the Security Documents;
     (D) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary) and outstanding on such date;
     (E) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of this Section 4.05(a)(3) or this clause (E) or contained in any amendment to an agreement referred to in clause (A) or (B) of this Section 4.05(a)(3) or this clause (E); provided, however, that the encumbrances and restrictions contained in any agreement or amendment relating to such Refinancing are not, in the good faith judgment of the Board of Directors, materially less favorable to the Holders than the encumbrances and restrictions contained in the agreements relating to the Indebtedness so Refinanced;
     (F) any encumbrance or restriction
     (i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or
     (ii) that is contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;
     (G) with respect to a Restricted Subsidiary, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

     (H) contracts for the sale of assets containing customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;
     (I) agreements for the sale of assets containing customary restrictions with respect to such assets;
     (J) restrictions relating to the common stock of Unrestricted Subsidiaries;
     (K) encumbrances or restrictions existing under or by reason of provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;
     (L) encumbrances or restrictions existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
     (M) encumbrances and restrictions applicable only to Foreign Subsidiaries,
     (N) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 4.03 and 4.14 that limit the right of the debtor to dispose of the assets securing that Indebtedness;
     (O) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement evidencing Indebtedness Incurred without violation of this Indenture; provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary are, in the good faith judgment of the Board of Directors, no more restrictive in any material respect than the encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements of such Restricted Subsidiary in effect at, or entered into on, the Issue Date;
and with respect to clause (3) only,
     (A) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and
     (B) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.
          SECTION 4.06 Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:
     (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the Fair Market Value of the shares and assets subject to such Asset Disposition; and

     (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or other Qualified Proceeds.
          Within 365 days after the receipt of any Net Available Cash from such Asset Disposition (the “Net Available Cash Offer Payment Date”), the Company or such Restricted Subsidiary may apply an amount equal to 100% of the Net Available Cash from such Asset Disposition
     (w) to repay or cash collateralize any Credit Agreement Obligations, to repay Indebtedness of the Company or any of its Restricted Subsidiaries secured by assets not in the Collateral, or to repay any Indebtedness of any Restricted Subsidiary that is not a Guarantor;
     (x) to acquire Capital Stock of another Permitted Business; provided that if the Company or such Restricted Subsidiary shall have entered into a binding agreement prior to the Net Available Cash Offer Payment Date to acquire such Capital Stock, the Company or such Restricted Subsidiary may apply such amounts to such acquisition within an additional 6-month period:
     (A) as a result of the acquisition, such Person becomes a Restricted Subsidiary; or
     (B) the Investment in such Capital Stock is permitted by clause (16) of the definition of Permitted Investments;
     (y) to make a capital expenditure; or
     (z) to acquire other long-term assets that are used or useful in the Permitted Business; provided that if the Company shall have entered into a binding agreement prior to the Net Available Cash Offer Payment Date to acquire such long-term assets, the Company may apply such amounts to such acquisition within an additional 6-month period;
provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (w) of Section 4.06(a), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.
     For the purposes of Section 4.06(a)(2) only, the following are deemed to be cash:
     (A) the assumption of any liabilities (as shown on the Company’s or a Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability in connection with such Asset Disposition; and
     (B) any securities or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted within 180 days of receipt by the Company or such Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received.
           The 75% limitation referred to in Section 4.06(a)(2) will not apply to any Asset Disposition in which the cash or Qualified Proceeds portion of the consideration received therefrom, determined in accordance with the two immediately preceding bullet points, is equal to or greater than what the aftertax proceeds would have been had that Asset Disposition complied with the aforementioned 75% limitation.
          Pending the final application of any Net Available Cash, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Available Cash in any manner that is not prohibited by this Indenture.
          (b) Any Net Available Cash from Asset Dispositions that are not applied or invested as provided in the preceding paragraphs shall constitute “Excess Proceeds,” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall make an Asset Disposition Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Disposition Offer shall be equal to 100% of principal amount plus accrued and unpaid interest, including Additional Interest, if any, to the date of purchase, and shall be payable in cash. If any Excess Proceeds remain after consummation of an Asset Disposition Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis; provided, however, that the Company shall not be obligated to purchase Notes in denominations other than integral multiples of $1,000 principal amount at maturity. Upon completion of each Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.
          (c) (1) Promptly, and in any event within 10 days after the Company becomes obligated to make an offer (the “Offer”), the Company shall be obligated to deliver to the Trustee and send, by first-class mail to each Holder, a written notice stating that the Holder may elect to have his Notes purchased by the Company either in whole or in part (subject to prorating as hereinafter described in the event the Offer is oversubscribed) in integral multiples of $1,000 of principal amount, at the applicable purchase price. The Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent a longer period is required by applicable laws (the “Offer Period”).
          (2) Not later than the date upon which written notice of an Offer is delivered to the Trustee as provided in Section 4.06(c)(l), the Company shall deliver to the Trustee an Officer’s Certificate as to (A) the amount of the Offer (the “Offer Amount”). (B) the allocation of the Net Available Cash from the Asset Dispositions pursuant to which such Offer is being made and (C) the compliance of such allocation with the provisions of Sections 4.06(a) and (b). Not later than three Business Days after the end of the Offer Period (the “Purchase Date”), the Company shall also irrevocably deposit with the Trustee or with a paying agent (or, if the Company is acting as its own paying agent, segregate and hold in trust) an amount equal to the Offer Amount with written instructions for investment in Cash Equivalents and to he held for payment in accordance with the provisions of this Section 4.06. On the Purchase Date, the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been properly tendered to and are to be accepted by the Company. The Trustee (or the Paying Agent, if not the Trustee) shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the Offer Amount delivered by the Company to the Trustee is greater than the purchase price of the Notes (and such other pari passu Indebtedness) tendered, the Trustee shall deliver the excess to the Company immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.
          (3) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice prior to the expiration of the Offer Period. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note or Notes which were delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note or Notes purchased. If at the expiration of the Offer Period the aggregate principal amount of Notes and any such other pari passu Indebtedness included in the Offer surrendered by holders thereof exceeds the Offer Amount, the Company shall select the Notes and such other pan passu Indebtedness to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes and such other pari passu Indebtedness in denominations of $1,000, or integral multiples thereof, shall be purchased). Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered
          (4) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officer’s Certificate stating that such Notes arc to be accepted by the Company pursuant to and in accordance with the terms of this Section 4.06. A Note shall be deemed to have been accepted for purchase at the time the Trustee, directly or through an agent, mails or delivers payment therefor to the surrendering Holder.
          (5) The Company shall comply in all material respects with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.06, the Company shall comply in all material respects with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Section 4.06 by virtue of such conflict.
          SECTION 4.07 Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless such transaction is on terms:
    (1) that are no less favorable (other than in immaterial respects) to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in comparable arm’s-length dealings with a Person who is not such an Affiliate;
    (2) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $5.0 million;
     (A) are set forth in writing; and
     (B) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and,

     (3) that, in the event such Affiliate Transaction involves an amount in excess of $15.0 million, have been determined by a nationally recognized appraisal or investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.
     (b) The provisions of the foregoing paragraph (a) will not prohibit:
     (1) any Investment (other than a Permitted Investment) or other Restricted Payment permitted to be paid pursuant to Section 4.04;
     (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements (including change of control arrangements and severance arrangements), stock options and stock ownership plans approved by the Board of Directors;
     (3) loans or advances to employees in the ordinary course of business consistent with prudent business practice, but in any event not to exceed $2.0 million in the aggregate outstanding at any one time;
     (4) the payment of reasonable fees, compensation or employee benefit arrangements to and any indemnity provided for the benefit of directors, officers, consultants or employees of the Company or any Restricted Subsidiary in the ordinary course of business;
     (5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;
     (6) the payment of management, consulting and advisory fees to the Sponsors or their Affiliates made pursuant to the Financial Advisory Agreements, and any related out of pocket expenses; provided, however, that a one-time payment representing the present value of all future payments thereunder shall be permitted;
     (7) transactions with Unrestricted Subsidiaries customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each ease which are in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of this Indenture, and which are fair to the Company or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors or the senior management of the Company or its Restricted Subsidiaries, as applicable or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;
     (8) any agreement as in effect on the date of this Indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;
     (9) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company;

     (10) the entrance into by the Company, and performance by the Company under the Modular L.L.C. Shareholder’s Agreement and the Modular L.L.C. Registration Rights Agreement; or
     (11) transactions between or among the Company and/or its Restricted Subsidiaries.
          SECTION 4.08 Repurchase of Notes at the Option of the Holder Upon a Change of Control. (a) Upon a Change of Control, each Holder shall have the right to require that the Company repurchase all or any part (equal to 81,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, including Additional Interest, (hereon, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the terms contemplated in Section 4.08(b); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to repurchase the Notes pursuant to this Section 4.08 in the event that it has exercised its right to redeem all the Notes under paragraph 5 of the Notes.
          (b) Within 60 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:
     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase all or a portion (equal to $ 1,000 or an integral multiple thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);
     (2) the circumstances and relevant facts and financial information regarding such Change of Control;
     (3) the repurchase date (which shall be no earlier than 30 days (or such shorter time period as may be permitted under applicable laws, rules and regulations) nor later than 60 days from the date such notice is mailed); and
     (4) the instructions determined by the Company, consistent with this Section 4.08, that a Holder must follow in order to have its Notes purchased.
          (c) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the purchase date a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. Holders whose Notes are purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered.
          (d) On the purchase date, all Notes purchased by the Company under this Section 4.08 shall be delivered to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, including Additional Interest, if any, to the Holders entitled thereto.

          (e) Notwithstanding the foregoing provisions of this Section 4.08, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.08 and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.
          (f) In connection with any Change of Control Offer, the Company shall deliver to the Trustee an Officer’s Certificate stating that all conditions precedent contained herein to the right of the Company to make such offer have been satisfied.
          (g) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 4.08. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section by virtue thereof.
          SECTION 4.09 Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officer’s Certificate stating that in the course of the performance by the signer of his or her duties as an Officer of the Company he or she would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company are taking or propose to take with respect thereto. The Company also shall comply with Section 314(a)(4) of the TIA.
          SECTION 4.10 Further Instruments and Acts. Upon request of the Trustee, the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
          SECTION 4.11 Additional Note Guarantees and Liens. At the Closing Date, all Subsidiaries of the Company will be Guarantors other than Estecom Co., Ltd. and SMART Modular Technologies (Deutschland) GmbH. If any Subsidiary (other than a Foreign Subsidiary from which the Company cannot, with commercially reasonable efforts, obtain a Guarantee or Lien as a result of the laws, rules or regulations of the jurisdiction applicable to such Foreign Subsidiary) shall, after the date hereof, be formed or acquired by the Company or any Restricted Subsidiary, then the Company shall, at the time, cause such Subsidiary to (1) execute a Guarantee of the obligations of the Company under the Notes substantially in the form set forth in Exhibit B hereto, (2) if such Subsidiary grants any Lien upon any of its assets and property as security for any Credit Agreement Obligations, execute any and all further Security Documents, financing statements, agreements and instruments, upon substantially the same terms as the security documents in respect of such Credit Agreement Obligations, but subject to the Intercreditor Agreement, that grants the Trustee a second-priority Lien upon such assets and property for the benefit of the Holders and take all such actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents) that may be required under any applicable law, or which the Trustee may reasonably request to create such second-priority Lien, all at the expense of the Company, including all reasonable fees and expenses of counsel incurred by the Trustee in connection therewith; provided that such Subsidiary shall not be required to grant a second-priority Lien upon such property for the benefit of the Holders if (1) a second-priority security interest in such property cannot be granted or perfected under applicable law or (2) such grant requires the consent of any third party, which consent such Subsidiary is unable to obtain using commercially reasonable efforts, and (3) deliver to the Trustee an Opinion of Counsel, reasonably satisfactory to the Trustee, that such Guaran-

an Opinion of Counsel, reasonably satisfactory to the Trustee, that such Guarantee and any such Security Documents, as the case may be, are valid, binding and enforceable obligations of such Subsidiary, subject to customary exceptions for bankruptcy, fraudulent conveyance and equitable principles.
          From and after the Closing Date, if the Company or any Guarantor creates any additional security interest upon any property to secure any Credit Agreement Obligations or any other obligations that are secured equally and ratably with the Notes by the second-priority security interests in the Collateral (other than security interests granted solely to secure Hedging Obligations, Commodity Hedge Obligations, Cash Management Obligations or for a Guarantor that is a Foreign Subsidiary for which the Company cannot, with commercially reasonable efforts, obtain such security interest as a result of the laws, rules or regulations of the jurisdiction applicable to such Guarantor that is a Foreign Subsidiary), it shall concurrently grant a second-priority security interest (subject to Permitted Liens) upon such property as security for the Notes and execute any and all further Security Documents, financing statements, agreements and instruments, but subject to the Intercreditor Agreement, that grant the Trustee a second-priority Lien upon such assets and property for the benefit of the Holders and take all such actions (including the filing and recording of financing statements, fixture filings, mortgages and other documents) that may be required under any applicable law, or which the Trustee may reasonably request to create such second-priority Lien, all at the expense of the Company, including all reasonable fees and expenses of counsel incurred by the Trustee in connection therewith; provided that the Company or Guarantor shall not be required to grant a second-priority Lien upon such property as security for the Notes if such grant requires the consent of any third party, which consent the Company or Guarantor is unable to obtain using commercially reasonable efforts.
          SECTION 4.12 Limitation on Lines of Business. The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business, other than a Permitted Business.
          SECTION 4.13 Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. (a) The Company will not sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock except:
     (1) to the Company or another Restricted Subsidiary;
     (2) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Restricted Subsidiaries own any Capital Stock of such Restricted Subsidiary;
     (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under Section 4.04 if made on the date of such issuance, sale or other disposition;
     (4) directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary; or
     (5) in the case of a Restricted Subsidiary other than a wholly-owned Restricted Subsidiary, the issuance by that Restricted Subsidiary of Capital Stock on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority shareholders of the Restricted Subsidiary, on the other hand (or on less than a pro rata basis to any minority shareholder if the minority holder does not acquire its pro rata amount), so long as the Company or another

Restricted Subsidiary owns and controls at least the same percentage of the Voting Stock of, and economic interest in, such Restricted Subsidiary as prior to such issuance.
          (b) The cash proceeds of any sale of Capital Stock permitted under clauses (2) and (3) will be treated as Net Available Cash from an Asset Disposition and must be applied in accordance with the terms of the covenant described under Section 4.06.
          SECTION 4.14 Limitation on Liens. The Company shall not, and shall not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired by the Company or any Guarantor, except Permitted Liens.
          SECTION 4.15 Sale/Leaseback Transactions. (a) The Company will not, and will not permit any Guarantor to, enter into any Sale/Leaseback Transaction; provided that the Company or any Guarantor may enter into a Sale/Leaseback transaction if:
     (1) the Company or that Guarantor, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale/Leaseback Transaction in compliance with Section 4.03;
     (2) the gross cash proceeds of the Sale/Leaseback Transaction are at least equal to the Fair Market Value (in the case of gross cash proceeds in excess of $7.5 million as determined in good faith by the Board of Directors), of the property that is the subject of that Sale/Leaseback Transaction; and
     (3) the transfer of assets in that Sale/Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.06.
          SECTION 4.16 Additional Amounts. All payments of principal, premium, interest and additional interest (if any) in respect of each Note and the Guarantees shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Cayman Islands (and, in the case of a Guarantor, the country of residence or incorporation of the Guarantor or jurisdiction in which the Guarantor has an office or is doing business) or any political subdivision or taxing authority thereof or therein or by any other jurisdiction in which the Company or any Guarantor is organized or resident, has an office or conducts business for tax purposes or from or through which payment is made (a “Taxing Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental authority having the force of law. In the event that any such withholding or deduction in respect of principal, premium, interest or additional interest is so required, the Company or the Guarantors, as the case may be, shall pay such additional amounts (“Additional Amounts”) as will result in receipt by each Holder of any Note of such amounts as would have been received by such Holder with respect to such Note or Guarantee, as applicable, had no such withholding or deduction been required, except that no Additional Amounts shall be payable:
          (a) for or on account of:
     (1) any tax, duty, assessment or other governmental charge that would not have been imposed but for
     (A) the existence of any present connection between such Holder or the beneficial owner of such Note and the Taxing Jurisdiction (other than merely acquiring, holding or disposing of such Note or Guarantee or the receipt of, or enforcement of rights under, the Guarantees or the Notes, or the receipt of payments in respect thereof) including, without limitation, such Holder or the beneficial owner of such Note being a national, domiciliary or resident thereof or being present or engaged in a trade or business therein or having a permanent establishment therein; or
     (B) the presentation of such Note (where presentation is required) more than thirty (30) days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that such Holder would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such period of thirty (30) days; or
     (2) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or
     (3) any tax, duty, assessment or other governmental charge that would not have been imposed but for the failure of a Holder or beneficial owner of Notes, following the Company’s reasonable written request addressed to the Holder, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, taxes imposed by the Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Taxing Jurisdiction); or
     (4) any combination of items (1), (2) and (3); or
     (b) with respect to any payment of the principal of or any premium, interest, or additional interest, on such Note or Guarantee to such Holder (including a fiduciary or partnership) to the extent that the beneficial owner of such Note would not have been entitled to such Additional Amounts had it been the Holder of the Note.
          The Company (or any Guarantor making payments on the Notes) will make any withholding or deduction required in respect of taxes, and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law.
          At least 30 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Company will be obligated to pay Additional Amounts with respect to such payment, the Company will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders of Notes on the payment date. Each such Officer’s certificate shall be relied upon until receipt of a further Officer’s certificate addressing such matters. The Company and the Guarantors will provide to the Trustee a certified receipt issued by the relevant government authority evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such receipts shall be provided to Holders requesting such copies.

          Whenever there is mentioned in any context, the payment of principal, premium, interest or additional interest, in respect of any Note or the net proceeds received on the sale or exchange of any Note, such mention shall be deemed to include the payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to this Indenture.
          The Company and the Guarantors, jointly and severally, will indemnify and hold harmless each eligible Holder of Notes and, upon written request of any eligible Holder of Notes, reimburse such Holder for the amount of (i) any taxes levied or imposed on and paid by such Holder as a result of payments made under or with respect to the Notes held by such Holder; and (ii) any taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder after such reimbursement will not be less than the net amount such Holder would have received if the taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided however, that the indemnification obligation provided for in this paragraph shall not (x) extend to taxes imposed for which the eligible Holder of Notes would not have been eligible to receive payment of Additional Amounts hereunder and (y) exceed the amount of Additional Amounts that would otherwise have been payable to such eligible Holder in respect of the payment giving rise to the indemnification obligation. Holders will provide such evidence of payment as may be reasonably satisfactory to the Company.
          The Company or the Guarantors, as the case may be, will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, enforcement or registration of the Notes or the Guarantees, and the Company and the Guarantors, jointly and severally, will agree to indemnify and hold harmless the Holders for any such taxes (including penalties, interest and related expenses) paid by such Holders, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of the Cayman Islands or any Taxing Jurisdiction, except those resulting from, or required to be paid in connection with, the enforcement of the Notes or the Guarantees following the occurrence of any Event of Default with respect to the Notes.
ARTICLE V
SUCCESSOR COMPANY
          SECTION 5.01 When Company May Merge or Transfer Assets. (a) The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
     (1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation, a partnership or limited liability company, in each case organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, or the Cayman Islands and the Successor Company (if not the Company) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and this Indenture;
     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company (x) would, at the time of such transaction and after giving effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, be able to Incur at least $1.00 of additional Indebtedness under Section 4,03(a) or (y) would, together with its Restricted Subsidiaries, have a Consolidated Coverage Ratio immediately after the transaction (after giving effect thereto as if that transaction had occurred at the beginning of the applicable four quarter period) than the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries immediately prior to such transaction; and
     (4) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.
          The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture.
          (b) In addition, the Company shall not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:
     (1) in the case of any Guarantor that is a Domestic Subsidiary, the resulting, surviving or transferee Person will be a corporation, partnership or limited liability company organized and existing under the laws of the United States of America, any State thereof, the District of Columbia or Puerto Rico, and such Person (if not such Guarantor) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under its Note Guarantee;
     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and
     (3) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture;
provided, however, that the foregoing shall not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of the Company and the other terms of this Indenture, including Section 4.06, are complied with.
     (c) Notwithstanding the foregoing:
     (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or a Wholly Owned Subsidiary;
     (2) the Company may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits;

     (3) nothing herein shall limit any conveyance, transfer or lease of assets between or among any of the Company and the Guarantors; and
     (4) Section 5.03(a)(3) will not prohibit a merger between the Company and a Person that owns all of the Capital Stock of the Company created solely for the purpose of holding the Capital Stock of the Company; provided, however, that the other terms of Section 5.03(a)(3) are complied with.
ARTICLE VI
EVENTS OF DEFAULTS AND REMEDIES
          SECTION 6.01 Events of Default. Each of the following is an Event of Default:
     (1) a default in any payment of interest on any Note or in any payment of Additional Interest with respect thereto, continued for 30 days;
     (2) a default in the payment of principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;
     (3) the failure by the Company or any Guarantor to comply with its obligations under Section 5.01;
     (4) the failure by the Company or any Guarantor to comply for 30 days after notice with any of their obligations under Section 4.03, 4.04, 4.06 or 4.08 (in each case, other than a failure to purchase Notes);
     (5) the failure by the Company or any Guarantor to comply for 60 days after notice with its other agreements contained in the Notes, this Indenture, the Note Guarantees or the Security Documents (other than those referred to in clauses (1), (2), (3) and (4) of this Section 6.01);
     (6) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million or its foreign currency equivalent (the “cross acceleration provision”) and such failure continues for 10 days after receipt of the notice specified in this Indenture;
     (7) the Company or any other Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:
     (i) commences a voluntary case;
     (ii) consents to the entry of an order for relief against it in an involuntary
     (iii) consents to the appointment of a Custodian of it or for any substantial part of its property; or
     (iv) makes a general assignment for the benefit of its creditors;

     (v) or takes any comparable action under any foreign laws relating to insolvency;
     (8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
     (i) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary in an involuntary case;
     (ii) appoints a Custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or
     (iii) orders the winding up or liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary; or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;
     (9) with respect to any judgment or decree for the payment of money in excess of $10.0 million or its foreign currency equivalent against the Company or any Restricted Subsidiary that is a Restricted Subsidiary, the failure by the Company or such Restricted Subsidiary, as applicable, to pay such judgment or decree, which judgment or decree has remained outstanding for a period of 60 days following such judgment or decree without being paid, discharged, waived or stayed (the “judgment default provision”); and
     (10) (A) except as permitted by this Indenture, any Note Guarantee of any Significant Subsidiary or any Security Document or any security interest granted thereby shall be held in any judicial proceeding to be, unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for 10 days after written notice, or (B) the Company or Guarantor that is a Significant Subsidiary, or any Person acting on behalf of such Significant Subsidiary, shall deny or disaffirm its obligations under any Note Guarantee or Security Document.
          The foregoing shall constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
          The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
          A Default under clause (4), (5), (6) or (10) of this Section 6.01 will not constitute an Event of Default until the Trustee notifies the Company, or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company and the Trustee, of the Default, and the Company or the relevant Guarantor, as applicable, do not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”.

     The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any event which with the giving of notice or the lapse of time would become an Event of Default under clause (3), (4), (5), (6), (9) or (10), its status and what action the Company are taking or propose to take with respect thereto.
     SECTION 6.02 Acceleration. (a) If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8)) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes by notice to the Company may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default specified in Section 6.01(7) or (8) occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
     (b) In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in Section 6.01(6), the declaration of acceleration of the Notes shall be automatically annulled if the holders of any such Indebtedness have rescinded the declaration of acceleration in respect of such Indebtedness within 30 days of the date of such acceleration and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.
     SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents. The Trustee may maintain a proceeding even if it does not possess any of the Notes or docs not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.
     SECTION 6.04 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture except (1) a continuing Default or Event of Default in the payment of the principal of or interest on a Note, or (2) a Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.
     SECTION 6.05 Control by Majority. The Holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 7.01, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
          SECTION 6.06 Limitation on Suits. (a) Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:
     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;
     (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;
     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;
     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and
     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
     (b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.
          SECTION 6.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest, including Additional Interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed or provided for in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.
          SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company or any other obligor on the Notes for the whole amount then due and owing (together with interest on overdue principal and (to the extent lawful) on any unpaid interest at the rate provided for in the Notes) and the amounts provided for in Section 7.07.
          SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, any Subsidiary or Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.
          SECTION 6.10 Priorities. If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

    FIRST: to the Trustee for amounts due under Section 7.07;
    SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, and Additional Interest, if any, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, including Additional Interest, if any, respectively; and
    THIRD: to the Company.
          The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.
          At least 15 days before such record date, the Trustee shall mail to each Holder and the Company a notice that states the record date, the payment date and amount to be paid.
          SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in principal amount of the Notes.
ARTICLE VII
TRUSTEE
          SECTION 7.01 Duties of Trustee. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
     (b) Except during the continuance of an Event of Default:
     (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
     (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.
     (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:
     (i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

     (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and
     (in) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.
     (iv) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
          (d) Every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.
          (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.
          (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.
          (g) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.
          SECTION 7.02 Rights of Trustee. (a) The Trustee may rely on any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.
          (b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officer’s Certificate or Opinion of Counsel.
          (c) The Trustee may act through agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.
          (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or negligence.
          (e) The Trustee may consult with counsel, and the written advice or opinion of counsel with respect to legal matters relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.
          (f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.
          (g) Except with respect to Section 4.01, the Trustee shall have no duty to inquire as to the performance of the Company with respect to the covenants contained in Article 4. In addition, the Trustee shall not be deemed to have knowledge of an Event of Default except (t) any Default or Event of Default occurring pursuant to Sections 4.01, 6.01 (1) or 6.01 (2) or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge.
          (h) Delivery of reports, information and documents to the Trustee under Section 4.02 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).
          SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or their respective Affiliates with the same rights it would have if it were not Trustee. However, if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Paying Agent, Registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Sections 7.10 and 7.11.
          SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, any Note Guarantee or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Company or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication. The Trustee shall not be charged with knowledge of any Default or Event of Default under Section 6.01(3), (4), (5), (6), (9) or (10) or of the identity of any Significant Subsidiary unless either (a) a Trust Officer shall have actual knowledge thereof or (b) the Trustee shall have received notice thereof in accordance with Section 12.02 hereof from the Company, any Guarantor or any Holder.
          SECTION 7.05 Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each Holder notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of. premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders.
          SECTION 7.06 Reports by Trustee to Holders. As promptly as practicable after each May 15 beginning with May 15, 2006, the Trustee shall mail to each Holder a brief report dated as of such May 15 that complies with Section 313(a) of the TIA if and to the extent required thereby. The Trustee shall also comply with Section 313(b) of the TIA. The Trustee also will comply with TIA § 313(c). A copy of each report at the time of its mailing to Holders shall be filed with the Commission and each stock exchange (if any) on which the Notes are listed. The Company agree to notify promptly the Trustee whenever the Notes become listed on any stock exchange and of any delisting thereof.

          SECTION 7.07 Compensation and Indemnity. The Company shall pay to the Trustee from time to time reasonable compensation for its services hereunder as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. Each of the Company and each Guarantor, jointly and severally shall indemnify the Trustee against any and all loss, liability or expense (including reasonable attorneys’ fees) incurred by or in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify the Company of any claim for which it may seek indemnity promptly upon obtaining actual knowledge thereof; provided, however, that any failure so to notify the Company shall not relieve the Company or any Guarantor of its indemnity obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company and the Guarantors, as applicable, shall pay the fees and expenses of such counsel; provided, however, that the Company and the Guarantors shall not be required to pay such fees and expenses if it assumes the Trustee’s defense and, in the reasonable judgment of the Trustee’s outside counsel, there is no conflict of interest between the Company and the Guarantors, on the one hand, and the Trustee, on the other hand, in connection with such defense. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through its own willful misconduct, negligence or bad faith. To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest and Additional Interest, if any, on particular Notes; provided, however, that the foregoing exception shall in no way alter the priorities set forth in Section 6.10. The Company’s payment obligations pursuant to this Section 7.07 shall survive the satisfaction or discharge of this Indenture, any rejection or termination of this Indenture under any bankruptcy law or the resignation or removal of the Trustee. Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8), the expenses arc intended to constitute expenses of administration under the Bankruptcy Law.
          SECTION 7.08 Replacement of Trustee. (a) The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:
     (1) the Trustee fails to comply with Section 7.10;
     (2) the Trustee is adjudged bankrupt or insolvent;
     (3) a receiver or other public officer takes charge of the Trustee or its property; or
     (4) the Trustee otherwise becomes incapable of acting.
           (b) If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

          (c) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.07.
          (d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.
          (e) If the Trustee fails to comply with Section 7.10, unless the Trustee’s duty to resign is stayed as provided in TIA Section 310(b), any Holder who has been a bona fide holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.
          (f) Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.
          SECTION 7.09 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee. In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.
          SECTION 7.10 Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a). The Trustee shall have a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section 310(b), subject to its right to apply for a stay of its duty to resign under the penultimate paragraph of TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.
          SECTION 7.11 Preferential Collection of Claims Against the Company. The Trustee shall comply with TIA Section 31l(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 31l(a) to the extent indicated.

ARTICLE VIII
DISCHARGE OF INDENTURE; DEFEASANCE
     SECTION 8.01 Discharge of Liability on Notes; Defeasance. (a) Subject to Section 8.01(c), when (1) all outstanding Notes (other than Notes replaced or paid pursuant to Section 2.08) have been canceled or delivered to the Trustee for cancellation or (2) all outstanding Notes not previously delivered for cancellation have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to Article 3 hereof, and the Company irrevocably deposit with the Trustee funds in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, in the written opinion of a nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited) to pay the principal of and interest on the outstanding Notes when due at maturity or upon redemption of, including interest thereon to maturity or such redemption date (other than Notes replaced or paid pursuant to Section 2.08) and Additional Interest, if any, and if in either case the Company pays all other sums payable hereunder by the Company, then this Indenture shall, subject to Section 8.01 (c), cease to be of further effect. The Trustee shall acknowledge satisfaction and discharge of this Indenture on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company.
     (b) Subject to Sections 8.01(c) and 8.02, the Company at any time may terminate (1) all of its and the Guarantors’ obligations under the Notes and this Indenture (“legal defeasance option”) and (2) their obligations under Sections 4.02 through 4.16 and the operation of Section 5.01(a)(2) or (3), 6.01(4), 6.01(5), 6.01(6), 6.01(7) (with respect to Restricted Subsidiaries that are Significant Subsidiaries of the Company only), 6.01(8) (with respect to Restricted Subsidiaries that are Significant Subsidiaries of the Company only), 6.01(9) (“covenant defeasance option”) and the Security Documents with respect to the Notes. The Company may exercise its legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. In the event that the Company terminates all of its obligations under the Notes and this Indenture by exercising its legal defeasance option, the obligations under the Note Guarantees shall each be terminated simultaneously with the termination of such obligations.
     If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default. If the Company exercise their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in Section 6.01(4), 6.01(5), 6.01(6), 6.01(7) (with respect to Restricted Subsidiaries that are Significant Subsidiaries of the Company only), 6.01(8) (with respect to Restricted Subsidiaries that are Significant Subsidiaries of the Company only) or 6.01 (9) or because of the failure of the Company to comply with Section 5.01(a)(2) or (3).
     Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminate.
     (c) Notwithstanding the provisions of Sections 8.01 (a) and 8.01(b), the Company’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 7.07, 7.08 and in this Article 8 shall survive until the Notes have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 8.04 and 8.05 shall survive.
     SECTION 8.02 Conditions to Defeasance. (a) The Company may exercise its legal defeasance option or their covenant defeasance option only if:

     (1) the Company irrevocably deposits in trust with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal, premium (if any) and interest on the Notes when due at maturity or redemption, as the case may be, including interest thereon to maturity or such redemption date and Additional Interest, if any;
     (2) nationally recognized investment bank, appraisal firm or firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be;
     (3) 91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.01(7) or (8) occurs which is continuing at the end of the period;
     (4) the deposit does not constitute a default under any other agreement binding on the Company;
     (5) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;
     (6) in the case of the legal defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, stating that (1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
     (7) in the case of the covenant defeasance option, the Company shall have delivered to the Trustee an Opinion of Counsel, subject to customary assumptions and exclusions, to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and
     (8) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes as contemplated by this Article 8 have been satisfied.
     (b) Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Notes at a future date in the Company deliver to the Trustee a certificate from a accordance with Article 3.
          SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.
          SECTION 8.04 Repayment to the Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon request any money or U.S. Government Obligations held by it as provided in this Article 8 which, in the written opinion of nationally recognized firm of independent public accountants delivered to the Trustee (which delivery shall only be required if U.S. Government Obligations have been so deposited), are in excess of the amount thereof which would then be required to be deposited to effect an equivalent discharge or defeasance in accordance with this Article 8. Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company for payment as general creditors and the Trustee, and the Paying Agent shall have no further liability with respect to such monies.
          SECTION 8.05 Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.
          SECTION 8.06 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 8.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.01 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with Section 8.01; , provided, however, that, if the Company have made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.
ARTICLE IX
AMENDMENTS
          SECTION 9.01 Without Consent of Holders. (a) The Company, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents without notice to or consent of any Holder:
     (1) to cure any ambiguity, omission, defect or inconsistency;
     (2) to comply with Article 5;
     (3) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(1) of the Code or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code;

     (4) to add Guarantees with respect to the Notes, including any Note Guarantees, or provide for additional security;
     (5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;
     (6) to make any change that does not adversely affect the rights of any Holder;
     (7) to provide for the issuance of the Exchange Notes or Additional Notes, which shall have terms substantially identical in all material respects to the Original Notes (except that the transfer restrictions contained in the Original Notes shall be modified or eliminated, as appropriate), and which shall be treated, together with any outstanding Original Notes, as a single issue of securities;
     (8) to comply with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, this Indenture under the TIA; or
     (9) if necessary, in connection with any addition or release of Obligor Collateral permitted under the terms of this Indenture or Security Documents.
          In addition, without the consent of any Holder, any amendment, waiver or consent agreed to by the Credit Agent or the holders of Credit Agreement Obligations under any provision of any of the security documents granting the first-priority lien on any Collateral to secure the Credit Agreement Obligations shall automatically apply to the comparable provision of this Indenture and the comparable Security Document entered into in connection with the Notes; provided that (A) no such amendment, waiver or consent shall have the effect of removing assets subject to the lien of the Security Documents, except to the extent that a release of such lien is permitted by the terms of the Intercreditor Agreement and (B) no such amendment, waiver or consent shall materially and adversely affect the Holders of the Notes without the consent of the Trustee (acting at the direction of the Holders of a majority of the aggregate principal amount of the Notes). The Company shall also be entitled to other releases of the Collateral or the Note Guarantees as described in Sections 10.03 and 11.03 hereof. If the Company wishes under other circumstances to obtain an amendment or waiver or seek a consent under any Security Document or Note Guarantee, the Company may mail written notice of their request to the Trustee and the Holders, specifying the amendment, waiver or consent, the reason it is being sought and any other information requested for the Holders to reasonably consider such matter. If the Company does not receive written objections from Holders of at least 25% in aggregate principal amount of the Notes within 20 Business Days after such mailing, such amendment, waiver or consent shall be deemed granted. If the Company receives such objections, then they shall not be entitled to effect such amendment or waiver, and such consent shall not be effective, unless the Company obtains the consent of the Holders of a majority in outstanding principal amount of the Notes (including any Additional Notes) then outstanding voting as a single class (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).
          (b) After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.01.
          SECTION 9.02 With Consent of Holders. (a) The Company, the Guarantors and the Trustee may amend this Indenture, the Notes, the Note Guarantees or the Security Documents without notice to any Holder but with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each Holder affected, an amendment may not:
     (1) reduce the amount of Notes whose Holders must consent to an amendment;
     (2) reduce the rate of or extend the time for payment of interest or any Additional Interest on any Note;
     (3) reduce the principal of or extend the Stated Maturity of any Note;
     (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed in accordance with Article 3;
     (5) make any Note payable in money other than that stated in the Note;
     (6) impair the right of any Holder to receive payment or principal of, and interest, including Additional Interest, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;
     (7) make any change in Section 6.04 or 6.07 or the second sentence of this Section 9.02; or
     (8) modify the Note Guarantees in any manner adverse to the Holders.
          (b) In addition, without the consent of the Holders of at least 80% in principal amount of the Notes then outstanding, (x) no amendment may release from the Lien of this Indenture or the Notes and the Security Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such Security Documents and (y) no amendment to, or waiver of, the provisions of this Indenture or the Security Documents may alter the priority of the Lien securing the Collateral in any manner that adversely affects the rights of Holders of the Notes.
          (c) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof. After an amendment under this Section 9.02 becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section 9.02.
          SECTION 9.03 Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the TIA as then in effect.
          SECTION 9.04 Revocation and Effect of Consents and Waivers. (a) A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the requisite number of consents have been received. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver becomes effective upon the (1) receipt by the Company or the Trustee of the requisite number of consents, (2) satisfaction of conditions to effectiveness as set forth in this Indenture and any indenture supplemental hereto containing such amendment or waiver and (3) execution of such amendment or waiver (or supplemental indenture) by the Company and the Trustee.
          (b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.
          SECTION 9.05 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of the Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.
          SECTION 9.06 Trustee To Sign Amendments. The Trustee shall sign any amendment authorized pursuant to this Article 9 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it and in signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to Section 7.01) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Indenture and that such amendment is the legal, valid and binding obligation of the Company and the Guarantors enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof (including Section 9.03).
          SECTION 9.07 Payment for Consent. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.
ARTICLE X
COLLATERAL AND SECURITY
          SECTION 10.01 Security Documents. The due and punctual payment of the principal of and interest and Additional Interest, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Interest, if any, on the Notes and performance of all other obligations of the Company to the Holders or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Company and the applicable Guarantors have entered into simultaneously with the execution of this Indenture, subject to the terms of the Intercreditor Agreement. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Trustee (if it is not itself then the Collateral Agent) copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be required by the next sentence of this Section 10.01, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. Subject to Section 4.11, the Company shall take, and shall cause their Restricted Subsidiaries to take, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected second-priority Lien and security interest in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, second in priority (subject to Permitted Liens) to any and all security interests at any time granted in the Collateral to secure Credit Agreement Obligations.
     SECTION 10.02 Recording and Opinions. (a) The Company will comply with the provisions of TIA §§ 314(b) and 314(d), in each case following qualification of this Indenture pursuant to the TIA and except to the extent not required as set forth in any Commission regulation or interpretation (including any no-action letter issued by the Staff of the Commission, whether issued to the Company or any other Person). Following such qualification, to the extent the Company is required to furnish to the Trustee an Opinion of Counsel pursuant to TIA § 314(b)(2), the Company will furnish such opinion not more than 60 but not less than 30 days prior to each April 1, beginning April 1, 2006. Any release of Collateral permitted by Section 10.03 hereof, the Security Documents or the Intercreditor Agreement will be deemed not to impair the Liens under the Indenture and the Security Documents in contravention thereof and any Person that is required to deliver an Officer’s Certificate or Opinion of Counsel pursuant to Section 314(d) of the TIA, shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion. The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and Opinion of Counsel.
     (b) If any Collateral is released in accordance with this Indenture or any Security Document at a time when the Trustee is not itself also the Collateral Agent and if the Company has delivered the certificates and documents required by the Security Documents and Section 10.03, the Trustee will determine whether it has received all documentation required by TIA § 314(d) in connection with such release and, based on such determination and the Opinion of Counsel delivered pursuant to this Section 10.02, will, upon request, deliver a certificate to the Collateral Agent setting forth such determination.
     SECTION 10.03 Release of Collateral. (a) Subject to subsections (b), (c) and (d) of this Section 10.03, Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement, or as provided hereby. Whether prior to or after the Discharge of Credit Agreement Obligations, upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met and without the consent of any Holder, the Company and the Guarantors will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

     (1) [Reserved];
     (2) to enable the Company or any Restricted Subsidiary to consummate any Asset Disposition permitted or not prohibited under Section 4.06 hereof other than pursuant to an Asset Disposition to the Company or any Restricted Subsidiary;
     (3) if the Company provides substitute collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors;
     (4) if all of the stock of any Subsidiary of the Company that is pledged to the Collateral Agent is released or if any Subsidiary that is a Note Guarantor is released from its Note Guarantee, such Subsidiary’s assets will also be released;
     (5) in respect of assets included in the Collateral with a fair value, as determined in good faith by the Board of Directors, of up to $2.0 million in any calendar year, subject to a cumulative carryover for any amount not used in any prior calendar year; or
     (6) pursuant to an amendment, waiver or supplement in accordance with Article 9 hereof.
          Upon receipt of such Officer’s Certificate, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.
          (b) Except as otherwise provided in the Intercreditor Agreement or the Security Documents, no Collateral may be released from the Lien and security interest created by the Security Documents pursuant to the provisions of the Security Documents unless the Officer’s Certificate required by this Section 10.03 has been delivered to the Collateral Agent.
          (c) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise) and the Trustee has delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Documents will be effective as against the Holders, except as otherwise provided in the Intercreditor Agreement.
          (d) The release of any Collateral from the terms of this Indenture and the Security Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Security Documents and this Indenture. Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Company except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Trustee and the Collateral Agent in the exercise of reasonable care.
          SECTION 10.04 [Reserved].
          SECTION 10.05 Certificates of the Trustee. In the event that the Company wishes to release Collateral in accordance with the Security Documents at a time when the Trustee is not itself also the Collateral Agent and has delivered the certificates and documents required by the Security Documents and Sections 10.02 and 10.03 hereof, the Trustee will determine whether it has received all documentation required by TIA Section 314(d) in connection with such release and, based on such determination and the

Opinion of Counsel delivered pursuant to Section 10.02, will deliver a certificate to the Collateral Agent setting forth such determination.
          SECTION 10.06 Authorization of Actions To Be Taken by the Trustee Under the Security Documents. Subject to the provisions of Sections 7.01 and 7.02 hereof and the Intercreditor Agreement, the Trustee may, in its sole discretion and without the consent of the Holders, direct, on behalf of the Holders, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:
     (a) enforce any of the terms of the Security Documents; and
     (b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder. Subject to the Intercreditor Agreement, the Trustee will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).
          SECTION 10.07 Authorization of Receipt of Funds by the Trustee Under the Security Documents. The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
          SECTION 10.08 Termination of Security Interest. The Trustee will, at the request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents upon (1) payment in full of the principal of, accrued and unpaid interest and Additional Interest, if any, on the Notes and all other Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, accrued and unpaid interest and Additional Interest, if any, are paid, (2) a satisfaction and discharge of this Indenture as described in Article 8 or (3) a legal defeasance or covenant defeasance as described in Article 8. Upon receipt of such instruction, the Collateral Agent shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of all such Liens.
          SECTION 10.09 Collateral Agent. (a) The Trustee shall act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, negligence or bad faith.

          (b) The Trustee, as Collateral Agent, is authorized and directed to (1) enter into the Security Documents, (2) enter into the Intercreditor Agreement, (3) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreement and (4) perform and observe its obligations under the Security Documents and the Intercreditor Agreement.
          (c) If the Company (1) incurs Indebtedness constituting Credit Agreement Obligations at any time when no Intercreditor Agreement is in effect or at any time when Indebtedness constituting Credit Agreement Obligations entitled to the benefit of an existing Intercreditor Agreement is concurrently retired, and (2) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an Intercreditor Agreement in favor of a designated agent or representative for the holders of the Indebtedness so incurred, the Collateral Agent shall (and is hereby authorized and directed to) enter into such Intel-creditor Agreement, bind the Holders on the terms set forth therein, and perform and observe its obligations thereunder.
          SECTION 10.10 Designations. For purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the term “Credit Agreement Obligations”, “First-Lien Credit Facilities” or any other such designations hereunder or under the Intercreditor Agreement, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Collateral Agent and the Credit Agent. For all purposes hereof and the Intercreditor Agreement, the Company hereby designates the Credit Facilities provided pursuant to the Credit Agreement as the “First-Lien Credit Agreement” and any Obligations in respect of the Credit Agreement as “Credit Agreement Obligations”.
ARTICLE XI
NOTE GUARANTEES
          SECTION 11.01 Note Guarantees. (a) Each Guarantor hereby jointly and severally irrevocably and unconditionally Guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest on or Additional Interest, if any, in respect of the Notes and all other monetary obligations of the Company under this Indenture and the Notes, whether for fees, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.
          (b) Each Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or Trustee to exercise any right or remedy against any other Guarantor; or (6) any change in the ownership of such Guarantor, except as provided in Section 11.03.
          (c) Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor’s obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Guarantor.
          (d) Each Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.
          (e) Except as expressly set forth in Sections 8.01(b), 11.02, 11.03 and 11.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of any Guarantor as a matter of law or equity.
          (f) Each Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.
          (g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the Guaranteed Obligation when and as the same shall become due. whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid amount of such Guaranteed Obligations and (2) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).
          (h) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 11.01.
          (i) Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.
          (j) Upon request of the Trustee, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.
          SECTION 11.02 Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
          SECTION 11.03 Releases of Note Guarantees. A Note Guarantee shall be released without any action required on the part of the Trustee, any Holder and except as set forth in the second sentence of this Section 11.03, (a) if (1) all of the Capital Stock of, or other equity interests in, or all or substantially all of the assets of such Guarantor is sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Company or any of its Subsidiaries or (2) such Guarantor ceases to be a Restricted Subsidiary, and the Company otherwise complies, to the extent applicable, with Sections 4.06 and 5.01 hereof; (b) if the Company designates such Guarantor as an Unrestricted Subsidiary or (c) if the Company exercises its legal defeasance option or its covenant defeasance option pursuant to the terms of Article VIII. In the case of a release pursuant to Section 1 l.03(a), upon delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such release was made by the Company in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Subsidiary Guarantee. Any Guarantor not released from its obligations under its Subsidiary Guarantee will remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article 11.
          SECTION 11.04 Successors and Assigns. Subject to the provisions of Section 11.03, this Article 11 shall be binding upon each Guarantor and its successors arid assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.
          SECTION 11.05 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

          SECTION 11.06 Modification. No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor there from, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.
          SECTION 11.07 Execution of Supplemental Indenture for Future Guarantors. Each Subsidiary which is required to become a Guarantor pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture in the form of Exhibit B hereto pursuant to which such Subsidiary shall become a Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.
          SECTION 11.08 Non-Impairment. The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.
          SECTION 11.09 Waiver of Brazilian Law Benefits. Each of the Brazilian Guarantors hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all the benefit under articles 366, 827, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and article 595 of the Brazilian Civil Procedure Code.
ARTICLE XII
MISCELLANEOUS
          SECTION 12.01 Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision (an “incorporated provision”) included in this Indenture by operation of, TIA Sections 310 to 318, inclusive, such imposed duties or incorporated provision shall control.
          SECTION 12.02 Notices. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail, facsimile transmission or overnight air courier guaranteeing next-day delivery addressed as follows:
          if to the Company or any Guarantor:
          SMART Modular Technologies
          4211 Starboard Drive
          Fremont, CA 94538
          Facsimile No.: 510-360-8500
          Attention: Jack Pacheco

with a copy to:

Davis Polk &Wardwell
1600 El Camino Road
Menlo Park, CA 94025
Facsimile No.: 650-752-3604
Attention: Alan Denenberg

if to the Trustee:

U. S. Bank National Association
60 Livingstone Avenue
St. Paul, MN 55107
Attention: Richard Prokosch
          The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications. All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. Any notice or communication mailed to a Holder shall be mailed, first class mail or by overnight air courier guaranteeing next day delivery, to the Holder at the Holder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided in this Section 12.02, it is duly given, whether or not the addressee receives it.
          The Company and each Guarantor hereby appoints The Corporation Trust Company as Authorized Agent and represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and such Issuer agrees to take any and all action, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Proper service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company or any Guarantor, as the case may be.
          SECTION 12.03 Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).
          SECTION 12.04 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Indenture (other than a request to authenticate the Initial Notes in accordance with this Indenture), the Company shall furnish to the Trustee:
   (a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

   (b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.
          SECTION 12.05 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture (other than pursuant to Section 4.09) shall include:
   (a) a statement that the individual making such certificate or opinion has read such covenant or condition;
   (b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
   (c) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and
   (d) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been satisfied.
          In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.
          SECTION 12.06 When Notes Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. Notwithstanding the foregoing, Notes that are to be acquired by the Company, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.
          SECTION 12.07 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.
          SECTION 12.08 Legal Holidays. A “Legal Holiday” is a Saturday, a Sunday or other day on which banking institutions are not required by law or regulation to be open in the State of New York. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.
          SECTION 12.09 GOVERNING LAW. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF

CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          SECTION 12.10 No Recourse Against Others. A director, officer, employee, stockholder or member, as such, of the Company or any of the Guarantors, shall not have any liability for any obligations of the Company or any of the Guarantors under the Notes or this Indenture or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
          SECTION 12.11 Successors. All agreements of each of the Company and each Guarantor in this Indenture and the Notes shall bind its successors, except, in the case of each Guarantor, as otherwise provided in Section 11.03. All agreements of the Trustee in this Indenture shall bind its successors.
          SECTION 12.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.
          SECTION 12.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.
[Signature pages to follow.]

          IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

SMART MODULAR TECHNOLOGIES (WWH), INC.

By:	/s/ Iain Mackenzie

Name: Iain MacKenzie Title: President

EXECUTED AS A DEED
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES (GLOBAL), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen
Title: Secretary

EXECUTED AS A DEED
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES (DH), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen
Title: Assistant Secretary

EXECUTED AS A DEED
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES (CI), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen
Title: Assistant Secretary

EXECUTED AS A DEED
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES
(FOREIGN HOLDINGS), INC.

By:	/s/ Iain MacKenzie

Name: Iain MacKenzie
Title: President

EXECUTED AS A DEED
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES
(PUERTO RICO) INC.

By:	/s/ Iain MacKenzie

Name: Iain MacKenzie
Title: CEO & President

EXECUTED AS A DEED
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES, INC.

By:	/s/ Iain MacKenzie

Name: Iain MacKenzie
Title: CEO & President
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES (DE), INC.

By:	/s/ Ann Nguyen

Name: Ann Nguyen
Title: Assistant Secretary
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES SDN. BHD.

By:	/s/ Iain MacKenzie

Name: Iain MacKenzie
Title: Director
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES (EUROPE) LIMITED

By:	/s/ Ann Nguyen

Name: Ann Nguyen
Title: Secretary
[SIGNATURE PAGE TO THE INDENTURE]

SMART MODULAR TECHNOLOGIES
INDÚSTRIA DE COMPONENTES ELETRÔNICOS LTDA.

By:	/s/ Noboru Takahashi

Name: Noboru Takahashi
Title: Officer
[SIGNATURE PAGE TO THE INDENTURE]

MODULAR BRASIL PARTICIPAÇÕES LTDA.

By:	/s/ Noboru Takahashi

Name: Noboru Takahashi
Title: Officer
[SIGNATURE PAGE TO THE INDENTURE]

U. S. NATIONAL BANK ASSOCIATION
as Trustee

By:	/s/ Richard Prokosch

Name: Richard Prokosch
Title: Vice President
[SIGNATURE PAGE TO THE INDENTURE]

APPENDIX A
PROVISIONS RELATING TO ORIGINAL NOTES,
ADDITIONAL NOTES, AND EXCHANGE NOTES
          1. Definitions.
          1.1 Definitions. For the purposes of this Appendix A the following terms shall have the meanings indicated below:
          “Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Note or beneficial interest therein, the rules and procedures of the Depositary for such Global Note, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.
          “Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.
          “Definitive Note” means a certificated Initial Note or Exchange Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.
          “Depositary” means The Depository Trust Company, its nominees and their respective successors.
          “Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.
          “Exchange Offer” means an offer by the Company, pursuant to a Registration Rights Agreement, to certain Holders of Initial Notes, to issue and deliver to such Holders, in exchange for their Initial Notes, a like aggregate principal amount of Exchange Notes registered under the Securities Act.
          “Global Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.
          “Initial Purchasers” means Citigroup Global Markets Inc. and Lehman Brothers Inc.
          “Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary) or any successor person thereto, who shall initially be the Trustee.
          “Purchase Agreement” means (a) the Purchase Agreement dated March 22, 2005, among the Company, the Guarantors and the Initial Purchasers and (b) any other similar Purchase Agreement relating to Additional Notes.
          “QIB” means a “qualified institutional buyer” as defined in Rule 144A.
          “Registration Rights Agreement” means (a) the Registration Rights Agreement dated March 28, 2005, among the Company, the Guarantors and the Initial Purchasers and (b) any other similar Registration Rights Agreement relating to Additional Notes.

          “Regulation S” means Regulation S under the Securities Act.
          “Regulation S Notes” means all Initial Notes offered and sold outside the United States in reliance on Regulation S.
          “Restricted Notes Legend” means the legend set forth under that caption in Exhibit A to this Indenture.
          “Restricted Period”, with respect to any Notes, means the period of 40 consecutive days beginning on and including the later of (a) the day on which such Notes are first offered to persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (b) the Issue Date with respect to such Notes, which commencement date shall be notified by the Company to the Trustee.
          “Rule 144A” means Rule 144A under the Securities Act.
          “Rule 144A Notes” means all Initial Notes offered and sold to QIBs in reliance on Rule 144A.
          “Securities Act” means the Securities Act of 1933.
          “Shelf Registration Statement” means a registration statement filed by the Company in connection with the offer and sale of Initial Notes pursuant to a Registration Rights Agreement.
          “Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.
          1.2 Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1	(c)
“Global Note”	2.1	(b)
“Regulation S Global Note ”	2.1	(b)
“Rule 144A Global Note”	2.1	(b)
          2. The Notes.
          2.1 Form and Dating. (a) The Original Notes issued on the date hereof are being (i) offered and sold by the Company pursuant to a Purchase Agreement and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A and (2) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S. Such Original Notes may thereafter be transferred to, among others, QIBs and purchasers in reliance on Regulation S. Additional Notes offered after the date hereof may be offered and sold by the Company from time to time pursuant to one or more Purchase Agreements in accordance with applicable law.
          (b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global notes in definitive, fully registered form (collectively, the “Rule ]44A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global notes (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global

Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Notes Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Beneficial ownership interests in the Regulation S Global Note shall not be exchangeable for interests in the Rule 144A Global Note or any other Note without a Restricted Notes Legend until the expiration of the Restricted Period. The Rule 144A Global Note and the Regulation S Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes”; provided that the term “Global Note” when used in Sections 2.1(b), 2.1(c), 2.3(g)(i), 2.3(h)(i) and 2.4 of this Appendix shall also include any Note in global form issued in connection with an Exchange Offer. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee and on the schedules thereto as hereinafter provided.
          (c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Depositary.
          The Company shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.2 of this Appendix and pursuant to an order of the Company signed by two Officers of the Company, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Depositary for such Global Note or Global Notes or the nominee of such Depositary and (ii) shall be delivered by the Trustee to such Depositary or pursuant to such Depositary’s instructions or held by the Trustee as Notes Custodian.
          Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Trustee as Notes Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Note.
          (d) Definitive Notes. Except as provided in Section 2.3 or 2.4 of this Appendix, owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of certificated Notes.
          2.2 Authentication. The Trustee shall authenticate and make available for delivery upon a written order of the Company signed by an Officer of the Company (a) Original Notes for original issue on the date hereof in an aggregate principal amount of $125,000,000, (b) subject to the terms of this Indenture, Additional Notes in an unlimited aggregate principal amount and (c) the Exchange Notes for issue only in an Exchange Offer pursuant to a Registration Rights Agreement and for a like principal amount of Initial Notes exchanged pursuant thereto. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Original Notes, Additional Notes or Exchange Notes. The aggregate principal amount of Notes outstanding at any time is unlimited.
          2.3 Transfer and Exchange. (a) Transfer and Exchange of Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

          (i) to register the transfer of such Definitive Notes; or
          (ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:
   (1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and
   (2) in the case of Transfer Restricted Notes, are accompanied by the following additional information and documents, as applicable:
         (A) if such Definitive Notes are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect (in the form set forth on the reverse side of the Initial Note); or
         (B) if such Definitive Notes are being transferred to the Company, a certification to that effect (in the form set forth on the reverse side of the Initial Note); or
         (C) if such Definitive Notes are being transferred pursuant to an exemption from registration in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Initial Note) and (y) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the Restricted Notes Legend.
          (b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, together with:
   (i) certification (in the form set forth on the reverse side of the Initial Note) that such Definitive Note is being transferred (1) to a QIB in accordance with Rule 144A or (2) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act; and
   (ii) written instructions directing the Trustee to make, or to direct the Notes Custodian to make, an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding the Depositary account to be credited with such increase, then the Trustee shall cancel such Definitive Note and cause, or direct the Notes Custodian to cause, in accordance with the standing instructions and procedures existing between the Depositary and the Notes Custodian, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive

Note so canceled. If no Global Notes are then outstanding and the Global Note has not been previously exchanged for certificated securities pursuant to Section 2.4 of this Appendix, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officer’s Certificate, a new Global Note in the appropriate principal amount.
          (c) Transfer and Exchange of Global Notes. (i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depositary therefor. A transferor of a beneficial interest in a Global Note shall deliver a written order given in accordance with the Depositary’s procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in such Global Note or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred. Transfers by an owner of a beneficial interest in the Rule 144A Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note, whether before or after the expiration of the Restricted Period, shall be made only upon receipt by the Trustee of a certification in the form provided on the reverse of the Initial Notes from the transferor to the effect that such transfer is being made in accordance with Regulation S or (if available) Rule 144 under the Securities Act and that, if such transfer is being made prior to the expiration of the Restricted Period, the interest transferred shall be held immediately thereafter through Euroclear or Clearstream.
          (ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of Global Note from which such interest is being transferred.
          (iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4 of this Appendix), a Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.
          (iv) In the event that a Global Note is exchanged for Definitive Notes pursuant to Section 2.4 of this Appendix prior to the consummation of an Exchange Offer or the effectiveness of a Shelf Registration Statement with respect to such Notes, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of this Section 2.3 (including the certification requirements set forth on the reverse of the Initial Notes intended to ensure that such transfers comply with Rule 144A, Regulation S or such other applicable exemption from registration under the Securities Act, as the case may be) and such other procedures as may from time to time be adopted by the Company.
          (d) Restrictions on Transfer of Regulation S Global Note. (i) Prior to the expiration of the Restricted Period, interests in the Regulation S Global Note may only be held through Euroclear or Clearstream. During the Restricted Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule l44A, (2) in an offshore transaction in accordance with Regulation S, (3) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (4) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Restricted Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through the Rule 144A Global Note shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Note to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Restricted Period.
          (ii) Upon the expiration of the Restricted Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of this Indenture.
          (e) Legend. (i) Except as permitted by the following paragraphs (ii), (iii) or (iv), each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a Restricted Notes Legend.
          (ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the legends set forth above and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Initial Note).
          (iii) After a transfer of any Original or Additional Notes during the period of the effectiveness of a Shelf Registration Statement with respect to such Original or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Original or Additional Notes shall cease to apply and the requirements that any such Original or Additional Notes be issued in global form shall continue to apply.
          (iv) Upon the consummation of an Exchange Offer with respect to the Original or Additional Notes pursuant to which Holders of such Original or Additional Notes are offered Exchange Notes in exchange for their Original or Additional Notes, all requirements pertaining to Original or Additional Notes that Original or Additional Notes be issued in global form shall continue to apply, and Exchange Notes in global form without the Restricted Notes Legend shall be available to Holders that exchange such Original or Additional Notes in such Exchange Offer.
          (v) [Reserved].
          (vi) Upon a sale or transfer after the expiration of the Restricted Period of any Initial Note acquired pursuant to Regulation S, all requirements that such Initial Note bear the Restricted Notes Legend shall cease to apply and the requirement requiring any such Initial Note be issued in global form shall continue to apply.
          (vii) Any Additional Notes sold in a registered offering shall not be required to bear the Restricted Notes Legend.

          (f)  Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred, redeemed, repurchased or canceled, such Global Note shall be returned by the Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Trustee (if it is then the Notes Custodian for such Global Note) with respect to such Global Note, by the Trustee or the Notes Custodian, to reflect such reduction.
          (g) Obligations with Respect to Transfers and Exchanges of Notes. (i) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.
          (ii) No service charge shall be made for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchanges pursuant to Sections 2.07, 3.06, 4.06, 4.08 and 9.05 of this Indenture).
          (iii) Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Company, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.
          (iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.
          (h) No Obligation of the Trustee. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in the Depositary or any other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
          (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
          2.4 Definitive Notes. (a) A Global Note deposited with the Depositary or with the Trustee as Notes Custodian pursuant to Section 2.1 or issued in connection with an Exchange Offer shall be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.3 and (i) the Depositary notifies the Company that it is unwilling or unable to continue as a Depositary for such Global Note or if at any time the Depositary ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days of such notice or after the Company becomes aware of such cessation, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes under this Indenture.
          (b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section shall be executed, authenticated and delivered only in denominations of $1,000 and any integral multiple thereof and registered in such names as the Depositary shall direct. Any certificated Initial Note in the form of a Definitive Note delivered in exchange for an interest in the Global Note shall, except as otherwise provided by Section 2.3(e), bear the Restricted Notes Legend.
          (c) Subject to the provisions of Section 2.4(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
          (d) In the event of the occurrence of any of the events specified in Section 2.4(a)(i), (ii) or (iii), the Company shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A
[FORM OF FACE OF NOTE]
[Global Notes Legend]
          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
          TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
[Restricted Notes Legend]
          THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:
(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE l44A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT;
(2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E)TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF

WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, IF THE ISSUER SO REQUESTS, THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND
(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.
          AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT. THE INDENTURE GOVERNING THIS SECURITY CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING.

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          No.                     $
          Senior Secured Floating Rate Note due 2012

CUSIP No.

ISIN No.
          SMART Modular Technologies (WWH), Inc., an exempted company organized under the laws of the Cayman Islands, promises to pay to [Cede & Co.], or registered assigns, the principal sum [of       Dollars] [listed on the Schedule of Increases or Decreases in Global Note attached hereto](1) on               , 2012.
          Interest Payment Dates: January 1, April 1, July 1 and October 1.
          Record Dates: December 15, March 15, June 15 and September 15.

(1)	Use the Schedule of Increases and Decreases language if Note is in Global Form.

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          Additional provisions of this Note are set forth on the other side of this Note.
          IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed.

SMART MODULAR TECHNOLOGIES (WWH), INC.,

By:

Name:
Title:

Dated:

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TRUSTEE’S CERTIFICATE OF AUTHENTICATION

U.S.	BANK NATIONAL ASSOCIATION,
as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

*/	If the Note is to be issued in global form, add the Global Notes Legend and the attachment from Exhibit A captioned “TO BE ATTACHED TO GLOBAL NOTES — SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE”.

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[FORM OF REVERSE SIDE OF NOTE]
Senior Secured Floating Rate Note due 2012
          1. Interest. (a) SMART Modular Technologies (WWH), Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum reset quarterly, equal to LIBOR plus 5.50% as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest will be payable quarterly in arrears on each January 1, April 1, July 1 and October 1, commencing on July 1, 2005. The Company will pay interest to those Persons who were holders of record on the December 15, March 15, June 15 or September 15 immediately preceding the applicable interest payment date. The Notes will bear interest from the initial issue date or, if interest has already been paid, from the date it was most recently paid.
          “LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
          “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include March 28, 2005 and end on and include June 30, 2005.
          “Determination Date”, with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.
          “London Banking Day”, is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
          “Representative Amount” means a principal amount of not less than U.S. $1.0 million for a single transaction in the relevant market at the relevant time.
          “Telerate Page 3750”, means the display designed as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

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          The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
          All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)) and all dollar amounts used in resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
          The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.
          The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the Notes.
          Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.
          [(b) Additional Interest. The Holder of this Note is entitled to the benefits of a Registration Rights Agreement, dated as of March 28, 2005, among the Company, the guarantors named therein (collectively, the “Guarantors”) and the Initial Purchasers named therein (the “Registration Rights Agreement”). Capitalized terms used in this paragraph (b) but not defined herein have the meanings assigned to them in the Registration Rights Agreement. Upon the occurrence of a Registration Default, the Company and the Guarantors will be obligated to pay to each Holder of Transfer Restricted Securities affected thereby additional interest (“Additional Interest”) at a rate of 0.25% per annum (the “Additional Interest Rate”) for the first 90-day period immediately following the occurrence of such Registration Default. The Additional Interest Rate shall increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum Additional Interest Rate of 1.0% per annum. Any amounts of Additional Interest due will be payable in cash on the regular interest payment dates with respect to the notes. Each obligation to pay Additional Interest rate shall be deemed to commence accruing on the date of the applicable Registration Default and to cease accruing when all Registration Defaults have been cured.
          The Trustee shall have no responsibility with respect to the determination of the amount of any such Additional Interest. For purposes of the foregoing, “Transfer Restricted Notes” means (i) each Initial Note until the date on which such Initial Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer, (ii) each Initial Note until the date on which such Initial Note has been effectively registered under the Securities Act and is eligible to be disposed of in accordance with a Shelf Registration Statement or (iii) each Initial Note until the date on which such Initial Note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.]3

[3]	To be included in Original Note only.

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          2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the December 15, March 15, June 15 and September 15 next preceding the interest payment date even if Notes are canceled after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay principal, premium, Additional Interest, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Notes represented by a Global Note (including principal, premium, interest, including Additional Interest, if any) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company. The Company will make all payments in respect of a certificated Note (including principal, premium and interest) by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made, in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).
          3. Paying Agent and Registrar. Initially, U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of their domestically incorporated Wholly-Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.
          4. Indenture. The Company issued the Notes under an Indenture dated as of March 28, 2005 (the “Indenture”), among the Company, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the “TIA”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. The Notes are senior secured obligations of the Company. This Note is one of the [Original] [Exchange] [Additional] Notes referred to in the Indenture. The Notes include the Original Notes, the Additional Notes and any Exchange Notes issued in exchange for Initial Notes pursuant to the Indenture. The Original Notes, the Additional Notes and any Exchange Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by such Restricted Subsidiaries, issue or sell shares of capital stock of such Restricted Subsidiaries, enter into or permit certain transactions with Affiliates and make asset dispositions. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or convey, transfer or lease all or substantially all of the property of the Company.
          To guarantee the due and punctual payment of the principal and interest, if any, on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Guaranteed Obligations on a senior basis pursuant to the terms of the Indenture.

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          The Notes are secured on a second-priority basis by the Lien created by the Security Documents pursuant to, and subject to the terms of, the Indenture and the Intercreditor Agreement.
          5. Optional Redemption. Except as stated below, the Company may not redeem the Notes prior to April 1, 2008. On and after such date, the Company may redeem the Notes, in whole or in part, on one or more occasions, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, including Additional Interest, thereon, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on April l of the years set forth below:

Redemption
Year	Price
2008	103%
2009	102%
2010	101%
2011 and thereafter	100%
          At any time on or prior to April 1, 2008, the Notes may be redeemed, in whole or in part at the option of the Company, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus the Applicable Premium as of, and accrued and unpaid interest, including additional interest, if any, to the date of the redemption (the “Make-Whole Redemption Date”), except that installments of interest which are due and payable on dates falling on or prior to the applicable redemption date will be payable to the persons who were the Holders of record at the close of business on the relevant record dates.
          “Applicable Premium” means, with respect to the Notes at any Make-Whole Redemption Date, the greater of:
          (a) 1.0% of the principal amount of such Notes; and
          (b) the excess of
         (i) the present value at such redemption date of (i) the redemption price of the note at April 1, 2008 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through April 1, 2008, assuming that LIBOR in effect on the date of the redemption notice would be LIBOR in effect through April 1, 2008 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to LIBOR as of such redemption date plus 0.5% per annum; over
         (ii) the principal amount of such Notes, if greater.
          Optional Redemption upon Equity Offerings. Prior to April 1, 2008, the Company also may (but shall not have the obligation to), on one or more occasions, redeem up to a maximum of 35% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of additional Notes) at a redemption price equal to 5.50% of the principal amount thereof plus a premium equal to the interest rate per annum applicable on the date of the Notice of Redemption plus accrued and unpaid interest, including additional interest, thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net

9

Cash Proceeds of one or more Equity Offerings by the Company; provided, however, that after giving effect to any such redemption:
   (i) at least 65% of the aggregate principal amount of the Notes (calculated giving effect to any issuance of additional Notes) issued remains outstanding; and
   (ii) any such redemption by the Company must be made within 90 days of the date of the closing of the applicable Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.
          Optional Tax Redemption. If, as a result of any change in or amendment to the laws, regulations or published tax rulings of general applicability of a Taxing Jurisdiction), which is proposed and becomes effective on or after the date of this offering memorandum, in making any payment due or to become due under the Notes or the Indenture, (a)(i) the Company is or would be required on the next succeeding interest payment date to pay Additional Amounts or (ii) a Guarantor is, or on the next succeeding interest payment date would be, unable, for reasons outside its control, to cause the Company to pay amounts due under the Notes, and with respect to any amount due under its Guarantee or the Indenture, a Guarantor is, or would be required on the next succeeding interest payment date, to pay Additional Amounts and (b) the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Company or such Guarantor, as the case may be, the Notes may be redeemed at the option of the Company in whole but not in part, upon not less than 30 nor more than 60 days’ notice in accordance with the procedures set forth in the Indenture, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption. The Company or such Guarantor will also pay to Holders on the date of redemption any Additional Amounts which are payable.
          Prior to the publication of any notice of redemption in accordance with the foregoing, the Company shall deliver to the Trustee (i) an Officer’s Certificate stating that such amendment or change has occurred (irrespective of whether such amendment or change is then effective), describing the facts leading thereto and stating that the requirement to pay Additional Amounts cannot be avoided by the Company or the Guarantors, as the case may be, taking reasonable measures available to it and (ii) an opinion of independent legal counsel, which counsel shall be reasonably acceptable to the Trustee, to the effect that the Company has or will become obligated to pay Additional Amounts on the next succeeding interest payment date as a result of such change or amendment. Such notice, once delivered by the Company to the Trustee, will be irrevocable.
          No such notice of redemption may be given more than 90 days before the Company first becomes liable to pay any Additional Amounts or indemnification payments as a result of a change or amendment described above.
          6. Sinking Fund. The Notes are not subject to any sinking fund.
          7. Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at his or her registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued and unpaid interest, including Additional Interest, if any, on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Notes (or such portions thereof) called for redemption.

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          8. Repurchase of Notes at the Option of Holders upon Change of Control; Asset Sale Offer. Upon a Change of Control, any Holder of Notes will have the right, subject to certain conditions specified in the Indenture, to cause the Company to repurchase all or any part of the Notes of such Holder at a purchase price equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, including Additional Interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date that is on or prior to the date of purchase) as provided in, and subject to the terms of, the Indenture.
          In addition, in accordance with Section 4.06 of the Indenture, the Company will be required to offer to purchase Notes with the proceeds from certain asset sales.
          9. Denominations; Transfer; Exchange. The Notes are in registered form without coupons in denominations of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) or to transfer or exchange any Notes for a period of 15 days prior to a selection of Notes to be redeemed or 15 days before an interest payment date.
          10. Persons Deemed Owners. Except as provided in paragraph 2 hereof, the registered Holder of this Note may be treated as the owner of it for all purposes.
          11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at their written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.
          12. Discharge and Defeasance. Subject to certain conditions, the Company at any time may terminate some of or all its and the Guarantors’ obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.
          13. Amendment, Supplement and Waiver. Subject to certain exceptions set forth in the Indenture, (a) the Indenture, the Notes, the Note Guarantees or the Security Documents may be amended without prior notice to any Holder but with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes and (b) any Default may be waived with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees or the Security Documents (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article 5; (iii) to provide for uncertificated Notes in addition to or in place of certificated Notes; provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated Notes are described in Section l63(f)(2)(B) of the Code; (iv) to add additional Note Guarantees with respect to the Notes; (v) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company; (vi) to make any change that does not adversely affect the rights of any Holder; (vii) to provide for the issuance of the Exchange Notes or Additional Notes, which shall have terms substantially identical in all material respects to the Original Notes (except that the transfer restrictions contained in the Original Notes shall be modified or eliminated, as appropriate), and which shall be treated, together with any outstanding

11

Original Notes, as a single issue of securities; (viii) to comply with any requirement of the Commission in connection with qualifying, or maintaining the qualification of, the Indenture under the TIA; or (ix) if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Security Documents.
          14. Defaults and Remedies. If an Event of Default occurs (other than an Event of Default specified in Section 6.01(7) or (8) of the Indenture) and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. If an Event of Default specified in Section 6.01(7) or (8) of the Indenture occurs, the principal of and interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.
          If an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense and certain other conditions are complied with. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
          15. Trustee Dealings with the Company. Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.
          16. No Recourse Against Others. A director, officer, employee, stockholder or member, as such, of the Company or any of the Guarantors, shall not have any liability for any obligations of the Company or any of the Guarantors under the Notes, the Indenture, the Note Guaranties or the Security Documents or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.
          17. Authentication. This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

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          18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).
          19. Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
          20. CUSIP and ISIN Numbers. The Company may have caused CUSIP and ISIN numbers to be printed on the Notes and directed the Trustee to use such CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          THE COMPANY WILL FURNISH TO ANY HOLDER OF NOTES UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE HOLDER A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS NOTE.

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